As filed with the Securities and Exchange Commission on May 10, 2006.
Registration No. 333-131386

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLOMON TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Delaware	3621	52-1812208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689
(727) 934-8778
(Address and telephone number of principal executive offices)

Peter W. DeVecchis, Jr., President
Solomon Technologies, Inc.
1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689
Telephone: (727) 934-8778
(Name, address and telephone number of agent for service)

With copies to:
Ralph W. Norton, Esq.
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Telephone: (212) 468-4800

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share	563,488(1)	$0.50(2)	$281,744.00	$30.14(3)
Common Stock, $.001 par value per share	7,532,142(1), (4)	$0.77(5)	$5,799,749.34	$620.57(6)
Common Stock, $.001 par value per share	300,548(1)	$0.77(5)	$231,421.96	$24.76
Total	8,396,178			$675.47

(1)	All of these shares are being offered by selling stockholders.

(2)
Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for these shares was are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on January 25, 2006, as reported on the OTC Bulletin Board.

(3)	This registration fee was previously paid in connection with and at the time of the initial filing of this registration statement.

(4)
This registration statement amends our registration statement on Form SB-2, Commission File No. 333-125727, and pursuant to Rule 429 of the Securities Act, carries forward 7,532,142 shares of common stock consisting of 7,518,403 outstanding shares and 13,739 shares issuable upon exercise of outstanding warrants, held by certain selling stockholders.

(5)
Estimated solely for the purpose of computing the registration fee. The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on May 8, 2006, as reported on the OTC Bulletin Board.

(6)
A filing fee of $829.85 was previously paid in connection with and at the time of the filing of the original registration statement relating to the shares referred to in footnote 4 above and certain other shares that have already been sold pursuant to the original registration statement. These shares are being carried forward pursuant to Rule 429 of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated May 10, 2006

PROSPECTUS

8,396,178 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

The persons listed under “Selling Stockholders” may, from time to time, offer and sell up to an aggregate of 8,396,178 shares of our common stock.

The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the common stock being offered by this prospectus.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SOLM.” On May 8, 2006, the last reported sale price of our common stock was $0.71 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May ___, 2006

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
SUMMARY	1
Our Business	1
Company Information	2
The Offering	3
RISK FACTORS	4
Risks Concerning Our Business	4
Risks Concerning Investing In Our Common Stock	10
USE OF PROCEEDS	13
DIVIDEND POLICY	13
MARKET FOR OUR COMMON STOCK	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
BUSINESS	20
DIRECTORS AND EXECUTIVE OFFICERS	28
EXECUTIVE COMPENSATION	29
OWNERSHIP OF OUR SECURITIES	32
CERTAIN TRANSACTIONS	35
SELLING STOCKHOLDERS	38
PLAN OF DISTRIBUTION	41
DESCRIPTION OF CAPITAL STOCK	42
EXPERTS	43
LEGAL MATTERS	43
WHERE YOU CAN FIND ADDITIONAL INFORMATION	44
INDEX TO FINANCIAL STATEMENTS	F-1

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding:

•	expectations as to market acceptance of our products,

•	expectations as to revenue growth and earnings,

•	the time by which certain objectives will be achieved,

•	proposed new products,

•	our ability to protect our proprietary and intellectual property rights,

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

•	statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	industry competition, conditions, performance and consolidation,

•	legislative and/or regulatory developments,

•	the effects of adverse general economic conditions, both within the United States and globally,

•	any adverse economic or operational repercussions from recent terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts, and

•	other factors described under “Risk Factors” below.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

iii

SUMMARY

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors.” Unless otherwise indicated, all references to “Solomon”, “us”, “our”, “our company” and “we” refer to Solomon Technologies, Inc. and its subsidiary, Town Creek Industries, Inc.

Our Business

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric WheelTM and Electric TransaxleTM   for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On December 15, 2005, we signed a letter of intent to acquire Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors. The letter of intent contemplated that we would purchase Technipower for $3 million in cash and common stock valued at $2.4 million and that the purchase price would be subject to increase or decrease based on changes in Technipower’s working capital. The letter of intent also provided that we would assume Technipower’s revolving credit facility as part of the transaction. The letter of intent has expired but we are continuing to negotiate the terms of a definitive purchase agreement with Technipower. The transaction will be subject to the negotiation and execution of the definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Technipower personnel. At present, we anticipate that the purchase price will increase by approximately $500,000 and that this additional amount will be paid in common stock. While no assurances can be given as to when the acquisition may close, we currently anticipate that the acquisition will close during the second quarter of this year.

On May 8, 2006, we entered into a letter of intent to acquire Power Solutions, Inc., a Long Island, New York based manufacturer of high volume direct current power supplies and power supply systems and components for the medical, telecommunications and commercial sectors. As part of this acquisition, we will also acquire a controlling stake in Ultrapower Ltd. that is presently held by Power Solutions. Based in Taiwan, Ultrapower is a manufacturer of power supplies and associated products. The letter of intent contemplates that we will purchase Power Solutions for $5 million in cash, of which $250,000 would be held in escrow for 15 months to secure certain obligations of the sellers. The transaction is subject to the negotiation and execution of a definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Power Solutions personnel. While no assurances can be given as to when the acquisition may close, we currently anticipate that the acquisition will close during the second quarter of 2006.

We anticipate that Technipower and Power Solutions will serve as a platform for a new Power Systems Division of our company and that our current energy efficient technologies will become part of a new Alternative Energy Division. With this new structure we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value original equipment manufacturer (“OEM”) power applications and electric power drive systems. The operating assets will be divisionalized but will permit a formal exchange of engineering and sales talent across business units.

Three of our directors, Gary Laskowski, Jonathan Betts and Michael D’Amelio, hold indirect ownership interests in Technipower and Power Solutions. Our board of directors has formed an independent committee to negotiate the documentation of these transactions and ultimately approve or disapprove these transactions on our behalf.

Our revenues for the 12 months ended December 31, 2005 were $68,717. We incurred net losses of $6,632,960 for the 12 months ended December 31, 2005.

Company Information

Our principal executive offices are located at 1400 L&R Industrial Blvd., Tarpon Springs, Florida 34689. Our telephone number is (727) 934-8778.

We were originally incorporated in Maryland on February 25, 1993. On July 2, 2003, we reincorporated from Maryland to Delaware by merging into a newly-formed Delaware corporation. As part of the merger, our stockholders received one share of the Delaware corporation’s common stock for each two shares of the Maryland corporation’s common stock owned, effectively resulting in a 1-for-2 reverse split of our common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this 1-for-2 reverse split.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this recapitalization and warrant exchange.

We own the rights to the trademarks Electric Wheel® and Solomon Technologies® . Other trademarks appearing in this prospectus are the property of their respective owners.

You may find us on the Web at www.solomontechnologies.com. We do not intend to incorporate by reference any information contained on our website into this prospectus, and you should not consider information contained on our website as part of this prospectus.

The Offering

Securities Offered	Up to 8,396,178 shares of common stock that consist of:
•	8,282,439 shares of common stock that are currently outstanding; and
•	113,739 shares issuable upon exercise of outstanding warrants.
Common Stock
Outstanding as of the date of this prospectus	27,787,420 shares
After exercise of the warrants	27,901,159 shares

Use of Proceeds
The selling stockholders will receive the net proceeds from the sale of the shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of warrants will be used for working capital.

Risk Factors	An investment in the shares involves a high degree of risk. See “Risk Factors” commencing on the next page.

Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:

•
no exercise of options granted under our 2003 Stock Option Plan, under which there are an aggregate of 2,000,000 shares of common stock reserved for issuance, and options to purchase 567,835 shares of common stock outstanding at exercise prices ranging from $0.55 per share to $2.00 per share; and

•	no exercise of warrants to purchase 253,174 shares of common stock granted outside our 2003 Stock Option Plan, at exercise prices ranging from $2.00 to $4.00 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase shares of our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks Concerning Our Business

We have never been profitable, and if we continue to lose money and do not achieve profitability soon, we may be unable to continue our business. Our ability to continue as a going concern is uncertain.

We have incurred losses since our inception. We incurred net losses of approximately $6,633,000 for the year ended December 31, 2005 and $6,358,000 for the year ended December 31, 2004. As of December 31, 2005, we had an accumulated deficit of approximately $22,358,000. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. Our expenses include product development and marketing expenses relating to products that will not be introduced and will not generate revenue until later periods, if at all. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition.

Due to our history of losses and our current financial condition, the report of UHY LLP, our independent auditors, which is part of this prospectus at page F-2, includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern. Please see Note 11 to our financial statements for the year ended December 31, 2005 on page F-13.

Our limited operating history and the rapidly evolving nature of our industry make it difficult to forecast our future results.

Prior to 2002, our operations consisted primarily of product development efforts. As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. In addition, any evaluation of our business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. The market for electric power drive systems is rapidly evolving, and it is difficult to forecast the future growth rate, if any, or size of the market for our products. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm our operating results.

As of March 31, 2006, we had accrued payroll and unpaid payroll taxes of approximately $65,260 and accrued interest and penalties of $188,750 with respect to such taxes. Payment of these obligations will reduce the funds we have available to fund our ongoing operations. Further, if we receive a notice of delinquency from the U.S. Internal Revenue Service regarding the unpaid payroll taxes and accrued interest and penalties, it could severely impact our operations or cause us to cease operations.

We may need additional financing in the future.

We will not receive any of the proceeds of this offering. Our capital requirements in connection with product development and marketing activities are significant and we are not yet generating enough revenues from operations to support these capital requirements. We have been dependent on the proceeds of sales of our securities to investors to support our development and marketing activities. As of December 31, 2005, we had a working capital deficiency of $1,624,597 and a deficiency in assets of $7,353,621. We borrowed $1,247,000 in short-term debt financing from some of our stockholders in 2005 and in 2006 through the date of this prospectus and we expect to seek additional capital through the sale of debt and/or equity securities in the second quarter of 2006. We cannot assure you that additional capital will be available on terms acceptable to us, or at all.

We may be unable to obtain additional financing to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure the transaction or abandon a particular business combination.

We intend to grow our business in part through the acquisition of businesses that fit our strategy. In order to finance acquisitions of other businesses, including our proposed acquisitions of Technipower LLC and Power Solutions, Inc., we will need to seek additional capital through the sale of equity or debt securities. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable, we would be compelled to restructure the acquisition or abandon it. In addition, if we consummate the transactions with Technipower, Power Solutions and/or another business target, we may require additional financing to fund the operations or growth of these businesses. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the business acquired.

Technipower faces risks relating to government contracts.

There are inherent risks in contracting with the U.S. government. All contracts with the U.S. government contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:

•	terminate contracts for convenience in whole or in part at any time;

•	reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	adjust contract costs and fees on the basis of audits completed by its agencies;

•	claim rights in products and systems produced by Technipower;

•	debar Technipower or the combined company from doing business with U.S. government; and

•	control or prohibit the export of Technipower’s products.

Future acquisitions of other companies, if any, may disrupt our business and create additional expenses.

As part of our new business strategy, we intend to grow our business in part through the acquisition of businesses that fit our strategy. We are identifying acquisition targets that augment our existing intellectual property, marketing channels and human resources and provide strong cash flow. Acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

Any acquisitions that we effect will involve the integration of companies that previously operated independently.  We may not be able to integrate and manage the combined operations effectively or maintain or improve the historical financial performances of the constituent companies. The difficulties of combining different companies’ operations include:

•	preserving important supplier and distribution relationships;

•	integrating personnel with diverse business backgrounds;

•	integrating the technology and products of the acquired companies into our business;

•	combining different corporate cultures;

•	retaining key employees;

•	retaining existing customers of each company;

•	creating uniform standards, controls, procedures, policies and information systems;

•	management distraction from the business of the combined company; and

•	integrating sales and business development operations.

If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

We may be unable to realize the expected revenue enhancements and other synergies from the acquisitions.

Even if we are able to integrate the operations of acquired companies successfully, we can give you no assurance that this integration will result in the realization of the increased revenue and other benefits that we expect to result from the proposed acquisitions or that these benefits will be achieved within the time frame that we expect. The synergies from the proposed acquisitions may be offset by integration costs, operating losses, regulatory issues or problems with our business or that of the acquired companies unrelated to the acquisition transactions.

After we acquire Technipower and/or Power Solutions, we will become subject to strict governmental regulations relating to the environment.

Technipower and Power Solutions are required to comply with extensive and frequently changing environmental regulations that impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. After we acquire Technipower and/or Power Solutions, these regulations will impose significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances, and may result in the imposition of fines for non-compliance.

Some of our officers and directors have conflicts of interest.

Some of our officers and directors have ownership interests in Technipower and Power Solutions. It is possible that these directors and officers may be more likely to support the proposed acquisitions of Technipower and Power Solutions than if they did not hold these interests.

We depend substantially on our relationships with a small number of original equipment manufacturers, or OEMs, and our failure to maintain or expand these relationships could reduce our revenue and gross profit or otherwise harm our business.

We derive a substantial portion of our revenue from sales of our products to a small number of OEMs in the commercial marine industry. The loss of any of these customers, or a material decrease in revenue from these customers, could reduce our gross profit or otherwise harm our business.

Furthermore, if our competitors offer our OEM customers more favorable terms than we do or if our competitors are able to take advantage of their existing relationships with these OEMs, then these OEMs may not include our electric power drive systems with their vessels.

As a result of our dependency on a small number of OEMs, any problems those customers experience, or their failure to promote products that contain our electric power drive systems, could harm our operating results. Some of the factors that affect the business of our OEM customers, all of which are beyond our control, include:

•	the competition these customers face and the market acceptance of their products,

•	the engineering, marketing and management capabilities of these customers and the technical challenges that they face in developing their products;

•	the financial and other resources of these customers, and

•	new governmental regulations or changes in taxes or tariffs applicable to these customers.

The inability of our OEM customers to address any of these risks successfully could harm our business.

Slow growth, or negative growth, in the marine vessel industry could reduce demand for our products and reduce our gross profit.

Our revenue currently depends in large part on the demand for our products by OEMs in the marine vessel industry. This industry could experience slow or negative growth due to a general economic slowdown, market saturation and other factors. If slow or negative growth in the industry occurs, demand for our electric power drive products may decrease. If a reduction in demand for our products occurs, we may not be able to reduce expenses commensurately. Accordingly, continued slow growth or negative growth in the marine vessel industry could reduce our gross profit.

Furthermore, our success in increasing revenue depends on growth in the use of alternative propulsion systems, particularly low or zero emission systems, to add features and functionality to marine vessels. The markets for marine vessels are rapidly evolving and it is difficult to predict their potential size or future growth rate. In addition, we are uncertain as to the extent to which electric power drive products such as ours will be used in these markets in the future. Market acceptance of products like ours may be impacted by the performance, cost and availability of other propulsion systems that perform similar functions. If these markets accept products like ours more slowly than we expect, or not at all, our business will suffer.

We are dependent on our suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components of our electric power drive system, would significantly harm our business.

We assemble the components of our electric power drive system at our Tarpon Springs, Florida facility. These components are manufactured by third-party manufacturers. To date we have purchased all of our electric motors from one manufacturer, Homewood Products Corporation. The motors Homewood has built for us have been designed to our specifications. We do not have any long-term agreement with Homewood or any other supplier at the present time.

We believe that other suppliers of the other component parts of our ST-EPDS are available to us should any of our current suppliers of these component parts be unable or unwilling to sell us such parts. We believe, however, that the alternative suppliers could charge higher prices, which would reduce our gross profit.

Competition in our industry is intense and is likely to continue to increase, which could result in price reductions, decreased customer orders, reduced product margins and loss of market share, any of which could harm our business.

Our industry is competitive, and we expect competition to intensify in the future. We have a number of competitors located in the United States and Europe in the marine electric power drive industry. Additional competitors are likely to enter our industry in the future. We also face competition from the internal research and development departments of OEMs, including some of our current customers, and we may face competition from some of our suppliers, including Homewood. Our customers may have the capability to integrate their operations vertically by developing their own alternative power drive systems or by acquiring our competitors or the rights to develop competitive products or technologies, which may allow these customers to reduce their purchases or cease purchasing from us completely.

Many of our current competitors and potential competitors have longer operating histories and significantly greater financial, technical, sales and marketing resources or greater name recognition than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are in a better position to acquire other companies in order to gain new technologies or products that may displace our products. Any of these potential acquisitions could give our competitors a strategic advantage. In addition, some of our current competitors and potential competitors have greater brand name recognition, a more extensive customer base, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer base and product offerings, or adopt aggressive pricing policies, to gain market share. Increased competition in the market may result in price reductions, decreased customer orders, reduced profit margins and loss of market share, any of which could harm our business.

The market for our electric power drive system is new and constantly changing. If we do not respond to changes in a timely manner, our company likely will no longer be competitive.

The market for our electric power drive products is characterized by rapid technological change, new and improved product introductions, changes in customer requirements and evolving industry standards. Our future success will depend to a substantial extent on our ability to develop, introduce and support cost-effective new products and technologies on a timely basis. If we fail to develop and deploy new cost-effective products and technologies or enhancements of existing products on a timely basis, or if we experience delays in the development, introduction or enhancement of our products and technologies, our products will no longer be competitive and our business will suffer.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We may not be able to identify, develop, manufacture, market or support new or enhanced products on a timely basis, if at all. Furthermore, our new products may never gain market acceptance, and we may not be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Our failure to respond to product announcements, technological changes or changes in industry standards would likely prevent our products from gaining market acceptance and harm our business.

If we do not successfully establish strong brand identity, we may be unable to achieve widespread acceptance of our electric power drive products.

We believe that establishing and strengthening our ST Electric Power Drive System brand is critical to achieving widespread acceptance of our electric power drive products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

We rely on patents, trademarks, trade secrets and confidentiality agreements to protect our proprietary rights, which afford only limited protection.

Our success depends upon our ability to protect our proprietary rights. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements with our employees, customers, suppliers and others to establish and protect our proprietary rights. The protection of patentable inventions is important to our future opportunities. It is possible that:

•	our pending patent applications may not result in the issuance of patents,

•	we may not apply for or obtain effective patent protection in every country in which we do business,

•	our patents may not be broad enough to protect our proprietary rights,

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from using the inventions claimed in those patents, and

•	current and future competitors may independently develop similar technology, duplicate our products or design new products in a way that circumvents our patents.

In particular, our patent rights cover only our Electric Wheel technology, and do not provide any protection for the technology in our electric motors themselves. We may not be able to obtain patent protection for our electric motors.

Existing trademark and trade secret laws and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our products is difficult. Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue.

Infringement claims and lawsuits would likely be expensive to resolve and would require management’s time and resources and, therefore, could harm our business.

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota. On January 10, 2006, we filed a complaint with the United States International Trade Commission (“ITC”) in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006. We cannot assure you that these actions will be successful.

Our international sales may account for a significant amount of our revenue in the future, which may expose us to political, regulatory, economic, foreign exchange and operational risks.

Because we intend to sell our products worldwide, our business is subject to risks associated with doing business internationally. Significant management attention and financial resources are needed to develop our international sales, support and distribution channels and manufacturing. Our future results could be harmed by a variety of factors related to international operations, including:

•	foreign currency exchange rate fluctuations,

•	seasonal fluctuations in sales,

•	changes in a specific country’s or region’s political or economic condition, particularly in emerging markets,

•	unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements,

•	trade protection measures and import or export licensing requirements,

•	potentially adverse tax consequences,

•	longer accounts receivable collection cycles and difficulties in collecting accounts receivables,

•	difficulty in managing widespread sales, development and manufacturing operations, and

•	less effective protection of intellectual property.

In the future, some or all of our international revenue and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks.

Risks Concerning Investing In Our Common Stock

We do not expect to pay dividends to our common stockholders.

We do not anticipate paying cash dividends in the foreseeable future. We presently intend to reinvest our cash back into the company rather than pay dividends to our common stockholders.

We are subject to the SEC’s penny stock rules. The application of the “penny stock” rules will likely make selling your shares more difficult than if our shares were traded on the NASDAQ Stock Market or a national stock exchange.

Our common stock will be a “penny stock,” under Rule 3a51-1 under the Securities and Exchange Act, unless and until:

•	the market price of our common stock reaches at least $5.00 per share,

•	we meet the financial size and volume levels for our common stock not to be considered a penny stock, or

•	we register the shares on a national securities exchange or they are quoted on the Nasdaq Stock Market.

A “penny stock” is subject to rules that require securities broker-dealers, before carrying out transactions in any “penny stock”, to:

•	deliver a disclosure document to the customer describing the risks of penny stocks, and get a written receipt for that document, before selling penny stocks to that customer,

•	disclose price information about the stock,

•	disclose the compensation received by the broker-dealer or any associated person of the broker-dealer in transactions involving the penny stock, and

•	send monthly statements to customers with market and price information about the penny stock.

Our common stock is also subject to a rule that requires the broker-dealer, in some circumstances, to:

•	approve the penny stock purchaser’s account under standards specified in the rule, and

•	deliver written statements to the customer with information specified in the rule.

These additional requirements could prevent or discourage broker-dealers from carrying out transactions in our common stock and limit your ability to sell your shares.

We expect our stock price to continue to be volatile.

The price at which our common stock trades is likely to continue to be highly volatile and to fluctuate substantially due to many factors, some of which are:

•	actual or anticipated fluctuations in our results of operations,

•	developments with respect to intellectual property rights,

•	announcements of technological innovations or significant contracts by us or our competitors,

•	introduction of new products by us or our competitors,

•	commencement of, or our involvement in, litigation,

•	our sale of common stock or other securities in the future,

•	conditions and trends in the marine vessel industries,

•	the trading volume of our common stock,

•	changes in the estimation of the future size and growth rate of our markets, and

•	general economic conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies. In the past, these market fluctuations were often unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a significant decline in the market price of our common stock.

The market for our shares may be illiquid.

From time to time, there may be only a limited trading market for our common stock. Our common stock is traded on the Over-the-Counter Bulletin Board. Shares that are “thinly” traded on the Bulletin Board often trade only infrequently and experience a significant spread between the market maker’s bid and asked prices. As a result, our common stock may at times be illiquid.

We have implemented anti-takeover provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.

Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change of control or changes in management that a stockholder might consider favorable. Our certificate of incorporation and bylaws, among other things, allow our board to designate “blank check” preferred stock and limit who may call special meetings of stockholders. These provisions may delay or impede a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in management could cause the market price of our common stock to decline.

Future sales of common stock or senior securities could adversely affect our common stock price and dilute your interest.

We may issue additional capital stock in future financings. Sales of substantial amounts of common stock or the availability of substantial amounts of common stock for sale could adversely affect prevailing market prices for our common stock.

In addition, we could issue other series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could reduce or eliminate the amounts that would otherwise have been available to pay dividends on the common stock.

Because our executive officers’ and directors’ liabilities are limited, your rights against them in a civil lawsuit may be limited.

We will indemnify any executive officer, director or former executive officer or director, and may indemnify any other officer or employee, to the full extent permitted by Delaware law. This could include indemnification for liabilities under securities laws enacted for stockholder protection, though the SEC thinks this indemnification is against public policy and may be unenforceable.

The issuance of additional shares of common stock, including shares issuable upon conversion of convertible securities or the exercise of outstanding options and warrants, will dilute the interests of our stockholders.

As of May 8, 2006, there were 27,787,420 shares of our common stock outstanding and 821,009 shares of common stock reserved for future issuance upon exercise of outstanding options and warrants. Our board has the ability, without further stockholder approval, to issue up to approximately 72 million additional shares of common stock. Any issuance of additional common stock will reduce the proportionate ownership and voting power of the then existing stockholders and may result in a reduction of the book value or market price of our outstanding common stock. Further, if all our outstanding options and warrants are exercised, we will have approximately 29 million shares outstanding. Thus, the percentage of shares owned by all existing stockholders will be reduced proportionately as options and warrants are exercised.

Our board of directors, without seeking stockholder approval, may designate and issue up to 20,000,000 shares of preferred stock, and the sale of such shares may adversely impact the market price of our outstanding common stock.

Our certificate of incorporation allows our board of directors to issue at any time without further stockholder approval up to 20 million shares of preferred stock. Such shares may be issued and sold upon such terms and conditions as our board of directors may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, designations, preferences and other rights, qualifications, limitations and restrictions as our board of directors may determine.

Sales of a substantial number of shares of preferred stock, or the fact that our board of directors may determine the rights, privileges and preferences of one or more classes or series of preferred stock, may discourage a future acquisition of our company, including an acquisition in which you might otherwise receive a premium for your shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders listed under “Selling Stockholders.” We will not receive any proceeds from sales of common stock by the selling stockholders. We will apply any proceeds we receive from the exercise of warrants to working capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol “SOLM.” Our common stock began trading on February 24, 2004. Prior to February 24, 2004, there was no public market for our common stock.

The following table sets forth the high and low sales prices of our common stock for the periods indicated, as reported by the Bulletin Board:

Period	High	Low
February 24, 2004 through March 31, 2004	$5.50	$2.75
Quarter ended June 30, 2004	$5.30	$1.32
Quarter ended September 30, 2004	$1.47	$0.51
Quarter ended December 31, 2004	$3.30	$0.41
Quarter ended March 31, 2005	$2.65	$1.00
Quarter ended June 30, 2005	$1.20	$0.57
Quarter ended September 30, 2005	$0.85	$0.31
Quarter ended December 31, 2005	$0.46	$0.23
Quarter ended March 31, 2006	$1.55	$0.36
April 1, 2006 through May 8, 2006	$0.88	$0.45

On May 8, 2006, the closing price of our common stock was $0.71 and there were 594 record owners of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the periods indicated should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

Overview

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We have historically generated limited operating revenues. In order for us to market our existing products successfully on a national and international level, we will likely be required to complete public or private offerings of our equity securities successfully. If we are unable to obtain necessary financing, we will expand our operations only as cash flow allows.

We are presently implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that augment our existing intellectual property, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On December 15, 2005, we signed a letter of intent to acquire Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors. The letter of intent contemplated that we would purchase Technipower for $3 million in cash and common stock valued at $2.4 million and that the purchase price would be subject to increase or decrease based on changes in Technipower’s working capital. The letter of intent also provided that we would assume Technipower’s revolving credit facility as part of the transaction. The letter of intent has expired but we are continuing to negotiate the terms of a definitive purchase agreement with Technipower. The transaction will be subject to the negotiation and execution of the definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Technipower personnel. At present, we anticipate that the purchase price will increase by approximately $500,000 and that this additional amount will be paid in common stock. While no assurances can be given as to when the acquisition may close, we currently anticipate that the acquisition will close during the second quarter of this year.

On May 8, 2006, we entered into a letter of intent to acquire Power Solutions, Inc., a Long Island, New York based manufacturer of high volume direct current power supplies and power supply systems and components for the medical, telecommunications and commercial sectors. As part of this acquisition, we will also acquire a controlling stake in Ultrapower Ltd. that is presently held by Power Solutions. Based in Taiwan, Ultrapower is a manufacturer of power supplies and associated products. The letter of intent contemplates that we will purchase Power Solutions for $5 million in cash, of which $250,000 would be held in escrow for 15 months to secure certain obligations of the sellers. The transaction is subject to the negotiation and execution of a definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Power Solutions personnel. While no assurances can be given as to when the acquisition may close, we currently anticipate that the acquisition will close during the second quarter of 2006. In connection with and in consideration for the execution of the letter of intent, we issued 100,000 shares of common stock to each of Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust. Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust have each agreed not to sell or otherwise transfer these shares for a period of one year.

We anticipate that Technipower and Power Solutions will serve as a platform for a new Power Systems Division of our company and that our current energy efficient technologies will become part of a new Alternative Energy Division. With this new structure we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value OEM power applications and electric power drive systems. The operating assets will be divisionalized but will permit a formal exchange of engineering and sales talent across business units.

In order to fund the cash component of the purchase price for the Technipower acquisition and other possible acquisitions we intend to effect one or more private sales of equity or debt securities. We have not yet determined the terms or amount of the securities to be sold. However, any such securities will be offered and sold without registration under the Securities Act of 1933, as amended, and may not be reoffered or resold by the purchasers in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Our goal is to increase revenue significantly, generate enough cash to finance our operations and growth and, eventually, become profitable. We currently do not generate enough cash from operations to continue operations indefinitely. Our ability to continue is dependent on either raising significant capital or increasing revenue, or both. If we are unable to raise such capital and unable to increase revenue significantly, we will likely not be able to generate enough cash to continue operations. In that event, we would have to seek alternative opportunities, such as selling our assets or seeking a merger partner or other business combination; otherwise we may default on our debt obligations and lose our assets to our creditors.

In February 2004, we issued 35,000 shares of preferred stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. On April 15, 2004, the five investors from the February 2004 private placement unanimously consented to an amendment to the existing Series A convertible preferred stock designation and, in return, exchanged their investment in the February 2004 private placement for an aggregate of 140,000 shares of redeemable Series A preferred stock and 280,000 warrants. In May 2004, we completed a private placement of our redeemable Series A preferred stock, a mandatorily redeemable, convertible preferred stock, and warrants to purchase common stock, raising gross proceeds from the offering of $1,745,000, before deducting placement agent fees and costs. On November 5, 2004, we sold an aggregate of 390,000 shares of redeemable Series A preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock to five investors for $1.00 per unit in the initial closing of a second private placement of our redeemable Series A preferred stock and warrants. We sold an aggregate of an additional 225,000 shares of redeemable Series A preferred stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a second closing of the private placement on December 23, 2004.

We used a portion of the net proceeds of the November and December 2004 private placement to expand our marketing program and to meet our inventory needs. We believe that we can increase our revenue from the marine markets over the next two years by establishing a stronger sales presence with commercial marine boat builders and other OEM accounts and by increasing substantially the number of retrofit sales, which we intend to accomplish primarily through distributors and commission-only sales representatives. We plan to pursue aggressively other commercial/industrial sectors that would benefit from our proprietary property and patents through both product sales and licensing agreements.

We borrowed $1,247,000 in short-term debt financing from certain of our principal stockholders and other investors from March 2005 through April 2006. These notes are secured by a lien on all of our tangible and intangible assets. We have been authorized by the board to obtain an additional $353,000 of short-term debt financing. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the noteholders. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to certain of the noteholders as an inducement to each noteholder agreeing to extend the maturity date of the notes from March 15, 2006 to April 30, 2006. On May 3, 2006, we issued and sold an additional aggregate of 124,700 shares of common stock to the noteholders as an inducement to each noteholder agreeing to extend the maturity date of the notes from April 30, 2006 to June 30, 2006.

In August 2005, we issued 1,754 shares of our common stock and an aggregate of 518,016 shares of our Series B Preferred Stock in settlement of certain obligations.

We expect to seek additional capital through the sale of debt and/or equity securities in the second quarter of 2006 in order to fund our operating capital needs.

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates.

On January 10, 2006, we filed a complaint with the ITC in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On or about February 8, 2006, the ITC instituted an investigation based on our complaint. The ITC acts as an administrative investigative body to determine, among other things, whether or not goods imported into the United States infringe U.S. patents. If we are successful in our ITC action, Toyota could be prohibited from importing into the United States infringing combination motor and transmission systems and those products containing such systems, including the Toyota Prius and Highlander models. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006.

The patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed until the ITC case is completed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Liquidity and Capital Resources” below.

On September 14, 2005, we issued an aggregate of 26,000 shares of our common stock to three employees of our company and one consultant in consideration for their services. On March 28, 2006, we issued 10,000 shares to one consultant in consideration of his services to our company.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock, and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock. The recapitalization and warrant exchange were effected on the basis of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Prior to the recapitalization, Woodlaken LLC, a Connecticut limited liability company, served as the representative of the holders of the Series A preferred stock. Woodlaken had held an irrevocable proxy from each holder of Series A preferred stock to vote such holder’s shares of Series A preferred stock for directors and on other matters on which the Series A preferred stock was entitled to vote. Woodlaken was able to elect a majority of our board of directors and exercise significant influence over all matters requiring stockholder approval, including the approval of significant corporate transactions. As a result of the recapitalization, the proxies held by Woodlaken terminated.

Results of Operations

The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with our financial statements and notes thereto for the years ended December 31, 2005 and 2004 included in this prospectus.

Comparison of the Years Ended December 31, 2005 and 2004

For the year ended December 31, 2005 we generated revenues of $68,717 as compared to $370,195 for the year ended December 31, 2004. The decrease in revenues was due to a decline in sales. Cost of products sold for the year ended December 31, 2005 was $81,429 generating a gross profit loss of $12,712 or 18.5% of revenues. Cost of products sold for the year ended December 31, 2004 was $360,467 generating a gross profit of $9,728, or 2.6% of revenues. The decrease in our margin was due to a decrease in revenues and continued warranty replacement cost from prior year shipments. We believe we will improve our margins and, with an increase in sales, achieve economies of scale.

Salaries and benefits for the year ended December 31, 2005 were $379,648 compared to $658,562 for the year ended December 31, 2004, a decrease of $278,914, or 42.4%. We paid a portion of our employees’ wages in stock and stock options in 2004 to conserve cash. The decrease in salaries and benefits was due primarily to a reduction in staff.

Non-cash compensation for the year ended December 31, 2005 was $982,189 as compared to $1,199,552 for the year ended December 31, 2004, a decrease of $217,363 or 18.1%. Non-cash compensation consisted of common stock issued to consultants and employees for services rendered. The decrease in non-cash compensation paid in 2005 was due primarily to a reduction in staff and other non-employee related service activity.

Professional fees for the year ended December 31, 2005 were $888,243 as compared to $479,080 for the year ended December 31, 2004, an increase of $409,163 or 85.4%. This increase was due to an increase in legal activities required to address wage claim settlements from prior years and the support of our intellectual property litigation.

Advertising expense for the year ended December 31, 2005 was $16,070 as compared to $107,944 for the year ended December 31, 2004, a decrease of $91,874, or 85.1%. The decrease in advertising expense was due to a reduction in direct advertising activity.

Travel and entertainment costs for the year ended December 31, 2005 were $96,234 as compared to $127,135 for the year ended December 31, 2004, a decrease of $30,901, or 24.3%. The decrease in travel and entertainment costs is attributable to a reduction in travel to our foreign based customers.

Rent for the year ended December 31, 2005 was $36,625 as compared to $43,536 for the year ended December 31, 2004, a decrease of $6,911, or 15.9%. The decrease resulted from the closing of our Benedict, Maryland sales office in February 2004. We issued warrants to purchase 10,000 shares of our common stock at a price of $4.00 per share to Charles County EDC in connection with the termination of the lease.

Other general and administrative costs for the year ended December 31, 2005 were $524,461. Other general and administrative costs for the year ended December 31, 2004 were $745,641, a decrease of $221,180 or 29.7%. The decrease was due principally to a reduction in staffing. These costs primarily consist of depreciation, amortization of intangibles, insurance, office supplies and equipment, and printing.

We incurred interest expense of $3,656,854 for the year ended December 31, 2005 relating to our various financings. Interest expense incurred for the year ended December 31, 2004 was $3,034,350. We recognized an extinguishment loss of $39,924 during the year ended December 31, 2005, compared to $27,600 extinguishment gain during the year ended December 31, 2004. The increase of $622,504 in interest expense was primarily due to the recognition of additional interest related to the issuance of our Redeemable Series A Preferred Stock during the year ended December 31, 2004.

Our net loss for the year ended December 31, 2005 was $6,632,960. We reported a net loss for the year ended December 31, 2004 of $6,358,472.

Our overall per-share loss for the year ended December 31, 2005 was $1.00. Our overall per-share loss for the year ended December 31, 2004 was $1.31 per share.

Liquidity and Capital Resources

Our available cash balance at December 31, 2005 was $3,693 and was 9,527 at May 8, 2006. From January 1, 2005 through December 31, 2005, we borrowed $950,000 in short-term debt financing from four of our principal stockholders. We borrowed an additional $185,000 in March 2006. These notes are secured by a lien on all of our tangible and intangible assets. We have been authorized by the board to obtain an additional $465,000 of short-term debt financing. We expect to seek additional capital through the sale of debt and/or equity securities in the second quarter of 2006 in order to fund our operating capital needs and finance acquisitions of other businesses, although we cannot assure you that we will be able to obtain any of such additional capital.

During the year ended December 31, 2005, we used net cash of $1,195,556 for operations. This consisted of a net loss of $6,632,960 offset by net noncash charges of $5,401,222. Additionally, we had net cash flows from financing activities of $940,313 consisting primarily of proceeds from notes payable to related parties.

On November 22, 2005, we entered into an agreement with Oliver Street Finance LLC in which Oliver Street agreed to provide funding to us to prosecute our litigation against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Oliver Street agreed to pay all legal fees and out-of pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a vice president and director of our company, is also affiliated with Oliver Street.

We presently do not have any plans to purchase a new facility or significant new equipment.

We have incurred significant operating losses and used cash in our operating activities for several consecutive years. As of December 31, 2005 we have deficiencies in both working capital and net assets. These conditions raise substantial doubt about our ability to continue as a going concern. In the past we have been able to obtain financing to fund our losses. Our ability to continue is dependent on obtaining additional long-term financing and ultimately achieving profitable operating results. To date we have not been able to establish acceptable sales levels. We are currently seeking additional financing to fund operations to achieve acceptable sales levels.

Critical Accounting Policies

A summary of significant accounting policies is included in Note 2 to the audited financial statements included in this prospectus. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition

We recognize revenue when product has been shipped from our facility or drop shipped from one of our supplier/manufacturing locations, except when we are responsible for installation, in which case we recognize revenue upon installation. Revenues from installation or service sales are recognized when the services have been completed.

Inventory valuation

Our inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At December 31, 2005 and 2004, significantly all inventory on hand was finished goods, which consists of motors and generators. Smaller parts and supplies are charged to expense when purchased.

Patents and trademarks

Our patents and trademarks are stated at cost. The recoverability of patents and trademarks is re-evaluated each year based upon management’s expectations relating to the life of the technology and current competitive market conditions. For the years ended December 31, 2005 and 2004, we have recorded $83,628 and $133,629 in amortization expense, respectively, related to our patents and trademarks. We are amortizing these costs over the life of respective patent or trademark.

Stock-based compensation

We account for stock based compensation utilizing Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), which encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We have adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Off-Balance Sheet Arrangements

Under an agreement with Homewood Products Corporation, the supplier of our electric motors, that expired on December 31, 2004, we were required to purchase at least 100 electric motors during 2004. As we purchased only 25 electric motors in 2004, we were obligated to pay Homewood on or before January 1, 2005 an amount equal to the average purchase price for all motors actually purchased by us multiplied by the motors not purchased by us up to 100, or an aggregate of $466,200 for the 75 motors we did not purchase. We settled this obligation in the quarter ended June 30, 2005 through the issuance of 105,000 shares of common stock to three designees of Homewood. In connection with the settlement, Homewood gave us a full release from any and all legal claims that may have arisen prior to the date of the settlement.

Except as set forth above, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on us.

BUSINESS

Overview

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle  for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

We are presently pursuing direct sales opportunities for our products and technologies in the marine, industrial and automotive markets. We are also implementing a plan to broaden our market and product base and exploit our intellectual property that we expect will generate substantial profits and cash flow. As part of this plan, we intend to grow our business through licensing of our proprietary and patented technologies and through the acquisition of businesses that fit our strategy. We are identifying licensing opportunities that we anticipate will leverage our existing or acquired knowledge and provide substantial positive current financial impact while we also aggressively pursue infringers of our existing patents. We are also identifying acquisition targets that we expect will augment our existing intellectual property, marketing channels and human resources and provide strong cash flow. We cannot assure you, however, that we will be able to identify licensing opportunities and acquisition targets that meet these goals, or if we identify such opportunities or targets that we will be able to take full advantage of them.

On December 15, 2005, we signed a letter of intent to acquire Technipower LLC, a Danbury, Connecticut based manufacturer of power supplies and related equipment for the defense, aerospace and commercial sectors. The letter of intent contemplated that we would purchase Technipower for $3 million in cash and common stock valued at $2.4 million and that the purchase price would be subject to increase or decrease based on changes in Technipower’s working capital. The letter of intent also provided that we would assume Technipower’s revolving credit facility as part of the transaction. The letter of intent has expired but we are continuing to negotiate the terms of a definitive purchase agreement with Technipower. The transaction will be subject to the negotiation and execution of the definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Technipower personnel. At present, we anticipate that the purchase price will increase by approximately $500,000 and that this additional amount will be paid in common stock. While no assurances can be given as to when the acquisition may close, we currently anticipate that the acquisition will close during the second quarter of this year.

On May 8, 2006, we entered into a letter of intent to acquire Power Solutions, Inc., a Long Island, New York based manufacturer of high volume direct current power supplies and power supply systems and components for the medical, telecommunications and commercial sectors. As part of this acquisition, we will also acquire a controlling stake in Ultrapower Ltd. that is presently held by Power Solutions. Based in Taiwan, Ultrapower is a manufacturer of power supplies and associated products. The letter of intent contemplates that we will purchase Power Solutions for $5 million in cash, of which $250,000 would be held in escrow for 15 months to secure certain obligations of the sellers. The transaction is subject to the negotiation and execution of a definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Power Solutions personnel. While no assurances can be given as to when the acquisition may close, we currently anticipate that the acquisition will close during the second quarter of 2006.

We anticipate that Technipower and Power Solutions will serve as a platform for a new Power Systems Division of our company and that our current energy efficient technologies will become part of a new Alternative Energy Division. With this new structure we intend to exploit opportunities for market consolidation, cross marketing and core business growth in separate but compatible niche markets for specialized high value OEM power applications and electric power drive systems. The operating assets will be divisionalized but will permit a formal exchange of engineering and sales talent across business units.

Three of our directors, Gary Laskowski, Jonathan Betts and Michael D’Amelio, hold indirect ownership interests in Technipower and Power Solutions. Our board of directors has formed an independent committee to negotiate the documentation of these transactions and ultimately approve or disapprove the transactions on our behalf.

We expect to combine our unique patented technologies with deep engineering and manufacturing capabilities. These synergies should allow the Alternative Energy Division to expand its application-specific technology development. We expect that the sales channels in the Power Systems Division will ultimately encompass customers in the government, defense and commercial sectors, including those in the telecommunications, medical, wireless and digital television markets.

In order to fund the cash component of the purchase price for the Technipower and Power Solutions acquisitions and other possible acquisitions we intend to effect one or more private sales of equity or debt securities. We have not yet determined the terms or amount of the securities to be sold. However, any such securities will be offered and sold without registration under the Securities Act of 1933 and may not be reoffered or resold by the purchasers in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Our technology assets primarily include patents in the following areas:

•	Dual-Input Infinite-Speed Integral Motor and Transmission Device (the Electric Wheel )

•	Method and Apparatus for Propelling a Marine Vessel, and

•	System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device (the Electric Transaxle)

We also have filed three provisional patent applications on related technologies that are explained in more detail under “Our Intellectual Property” above.

The preservation of our intellectual property rights is a critical component of our long term strategy. We are therefore aggressively pursuing alleged infringements of our intellectual property and have brought an action against Toyota Motor Company and certain of its affiliates in the United States District Court for the Middle District of Florida, Tampa Division, for infringement of our Electric Wheel patent for their use of the technology in hybrid vehicles including the Prius and Highlander. We have also initiated a complaint before the ITC in Washington, DC seeking to enjoin Toyota from importing any product incorporating the infringing technology into the United States. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006. The patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed until the ITC case is completed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Management’s Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources” above.

Our Electric Power Drive Systems

Our historical business has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. We intend to expand the licensing, manufacturing, and sale of electric power drive systems, including those incorporating hybrid and regenerative technologies, and the licensing and manufacture of our Electric Wheel and Electric Transaxle   for automotive, hybrid and all-electric vehicle applications. Our goal is to become a leader in the manufacture, licensing and sale of electric power drive systems for specialized high value original equipment manufacturers.

The Electric Wheel consists of two electric motors connected to a planetary gear set in a sealed housing. The device is highly efficient, can overcome dead loads and produce soft starts and can regenerate energy through unused torque. The Electric Wheel can be incorporated into a wheel hub assembly or coupled to a drive shaft for vehicular applications. The Electric Transaxle consists of one and one half Electric Wheels   comprising motor/generators and an infinitely variable transmission and differential combined into a device that can easily be used in conventional rear drive axle vehicles. It has all the features of the Electric Wheel but with two independently operated output shafts. We believe that this makes it ideal for terrestrial vehicle applications where turning, and even steering, require one wheel to drive while the other slips.

Our Products

The Solomon Technologies Electric Power Drive System

Our complete line of electric motors incorporated in our fully integrated electric power drive systems are referred to as our “ST Electric Power Drive Systems” or ST-EPDS. Our systems consist of the motor and controller, the safety power management distribution unit, the battery bank and battery charger, an e-meter, ammeter, keyswitch, DC breakers and a throttle control. We also offer optional generators for hybrid charging configurations, optional inverters for AC applications and a DC to DC charger for maintaining 12v DC house power. Our ST-EPDS provides the foundation for efficient power management.

The Motors. We have developed motors using our Electric Wheel technology that we refer to as our “ST Electric Wheel” series or STEW. We have also developed motors using a variation of the Electric Wheel technology that employ one or more direct current motors only and operate without a planetary gear-set that we refer to as our “ST Electric Motor” series or STEM. All of our motors have regenerative abilities. This means that our motors generate electricity while under sail, braking, coasting or at any other time that the external forces on the output shaft are greater than the internal forces.

To date most of the motors we have sold have been STEM series models.

The Safety Power Management Distribution Device. The Safety Power Management Distribution Device, or SPMD, is a panel designed to act as an interface for all of the devices making up our full series of ST Electric Power Drive Systems. The SPMD is an enclosed unit that is required for each system. Twin systems utilize a main distribution box that works in conjunction with the SPMD as a central interface for system components.

Our ST Electric Power Drive Systems in marine use today are fueled through battery bank-stored power. Extended motoring range can be provided by installing an optional generator housed in a sound-proof enclosure, creating a hybrid diesel electric system. In a hybrid configuration the generator cycles on and off based on battery usage. Generators work with the battery bank, extending battery life by recharging when the battery voltage reaches a set level of discharge. In addition, solar panels and wind generators can be used to augment house power for both pure electric and hybrid configurations.

Our AED Strategy

Through our planned Alternative Energy Division, we will concentrate on:

•
Licensing our patented and proprietary technologies into general commercial, military, agricultural, aerospace and electric and electric-hybrid vehicular applications as well as into various marine markets,

•	Filing new patents on regenerative power systems for marine and automotive applications and automation processes for electric propulsion and power generation systems,

•	Coordinating engineering efforts with Power Systems Division engineers with a view to re-engineering our technology to enhance manufacturing processes and licensing prospects, and

•	Prosecuting our fully funded litigation against Toyota and identifying other infringers of our protected technology.

Our Industry

Our product application in the marine industry

Boats are designed with displacement hulls, semi-displacement hulls and planing hulls. A displacement hull boat rides in the water, pushing water out of the way (displacing water) as it moves forward. A planing hull boat, as it builds sufficient speed, rides on top of the water where there is less resistance. Displacement hulls are chosen when long range, economy of operation, and seaworthiness are vital to boating performance. By a displacement hull’s very nature, speed is limited. Size and shape dictate a maximum speed, referred to as “hull speed.” When moved by a large propeller turning at low rpms, displacement hulls become very efficient, requiring small amounts of power compared to hulls designed for high speed. Low rpm operation is not compatible with most fossil fuel engines that reach optimum performance with small props turning at high rpm. However, with a large, slower turning prop, and the proper gear ratio, a small fossil fueled engine consumes much less fuel than its higher speed counterparts. Even a 20-ton trawler with twin diesels is more fuel-efficient than most recreational boats with semi or full planing hulls designed for higher speeds.

Our ST Electric Power Drive Systems are designed to produce maximum efficiency with large, slow turning props delivering higher torque at low rpm. These characteristics make our STEW and STEM series motors highly compatible for displacement hull applications. Many categories of boats use displacement hulls, including sailboats, trawlers, classic launches, luxury houseboats, offshore commercial fishing boats, tugboats and large ships. In addition, many custom and production specialty hull designs are compatible with the present ST-EPDS designs.

Our product application in the automotive industry

Our products have applications in the automotive industry in both the consumer and commercial vehicle sectors and in both electric and hybrid electric vehicles. Its compact size and integral transmission allows a vehicle’s central transmission to be eliminated. The Electric Transaxle incorporates electric drive motors, an infinitely variable transmission and differential and can provide direct replacement for both front and rear wheel drive units. The Electric Transaxle can also be configured to accept propulsion inputs from other sources besides electric motors or a combination of electric motors and other input sources.

The heavy weight of commercial vehicles requires powerful low-speed torque. Standard diesel engines waste fuel during startup acceleration. In a commercial vehicle using the Electric Wheel, a battery surge would provide the startup acceleration and fuel waste would be avoided. The large size of most commercial vehicles also simplifies system installation. In addition, the Electric Wheel could provide a high-torque motor drive combining transmission, differential, and clutch functions on each wheel.

Our markets

Markets for our systems have included the recreational marine industry for OEM and retrofit applications and the commercial marine industry, including lifeboats, motor launches and small military water craft projects. We expect to license or enter into strategic relationships with respect to the many non-marine applications for our electric power drive systems. We believe our proprietary technology may be adapted for use in a variety of ground-based applications such as automobiles, industrial transmissions, trucks, forklifts, airport tugs and conveyor belts.

Marketing and Sales

As the manufacturer of the Electric Wheel and a technology licensor, we will focus on markets and applications that require innovative technology. New markets will be carefully evaluated to discern the probability of success and time to revenue. Management will be responsible for these initiatives but from time to time will retain industry consultants to evaluate niche opportunities.

We have multiple expressions of interest for the Electric Wheel in applications such as automobiles, industrial transmissions, trucks, forklifts, airport tugs and conveyor belts. In addition, we are aggressively marketing the Electric Transaxle. We expect that our planned Alternative Energy Division will utilize the engineering resources of our planned Power Systems Division to characterize potential manufacturing and market/licensing opportunities including the development of applications specific system characteristics and various control algorithms.

We have expanded our focus from propulsion solutions alone to propulsion and power production/system control management. Under the Alternative Energy Division mission this broad approach will include system automation for use in manned and autonomous vehicles, vessels and various aerospace applications.

Manufacturing

We assemble and test our ST Electric Power Drive Systems at our facility in Tarpon Springs, Florida, using motors and other components supplied to us by third-party contractors. We believe that these suppliers have sufficient capacity to fill our needs. We do not, however, have agreements with these suppliers to provide us with such component parts.

Competition

Our competition in the marine industry is principally propulsion systems that use fossil fuel sources such as diesel and gasoline. There are few credible high torque electric propulsion solutions available in the market and none have the advantages of the   Electric Wheel   and   Electric Transaxle.

Due to the unique nature of the technology comprising the   Electric Wheel, there are no competitors that offer the benefits of our proprietary technology. However, there are more traditional but less capable solutions incorporating simple electric motor technology in the marketplace. The marine sector is one area in which higher efficiency is important. Competition in the marine sector includes:

•	Duffy Electric Boat Company

•	Electric Launch Company

•	Brimbelow Engineering

•	Eco Propulsion Systems AG

Many of these entities focus exclusively in the recreational marine segment, mostly in small vessels, and do not compete directly with our patented technology. Some of our provisional patent applications would provide a mechanism to restrict improvements by these manufacturers using their existing products.

We expect to manufacture components and/or enter into licensing agreements for our Electric Wheel and related technologies as we educate prospective OEMs about our innovative propulsion systems and demonstrate the proven cost-effectiveness of replacing or augmenting fossil fuel-based equipment.

Many of our competitors and potential competitors are better known than we are and have larger infrastructures and greater resources than we do, and may have greater ability to withstand price competition or a downturn in the economy or the boating market.

Our Intellectual Property

Trademarks

In 2006, we filed for registration of the terms Electric Wheel and Electric Transaxle and in 2003, we registered our name “Solomon Technologies” and our logo with the United States Patent and Trademark Office (“USPTO”) under three trademark filings. In 1999, we trademarked a stylized version of the phrase “Electric Wheel” in the United States in connection with electric propulsion systems. Our trademarks have a 10-year term commencing on the registration date and are renewable for additional terms of 10 years each, subject to compliance with certain filing requirements.

Current patents

We currently have three technologies patented in the U.S. and foreign jurisdictions. Below is a summary of our patents.

Dual-Input Infinite-Speed Integral Motor and Transmission Device . This patent is the basis for our Electric Wheel technology. The patents cover both marine applications and farming and household appliance applications. This patent has been issued in the following countries/regions:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Australia	11/19/91	11/19/94	651,644	Issued
Canada	11/19/91	01/28/03	2,096,642	Issued
Japan	11/19/91	01/31/03	3,394,771	Issued
Europe*	11/19/91	05/28/97	0 588 618	Issued
South Korea	11/19/91	01/07/99	187697	Issued
United States	11/28/90	11/26/91	5,067,932	Issued
WIPO**	11/19/91		US91/08624	Completed

*	The European patent has been validated and remains in force in Germany, Denmark, Spain, France and Netherlands.

**	The World Intellectual Property Organization is an agency of the United Nations that administers approximately 23 treaties dealing with different aspects of intellectual property protection.

Method and Apparatus for Propelling a Marine Vessel. This patent ties our Electric Wheel technology directly to marine propulsion and provides for a patent on regenerative feedback. This patent has been issued in the U.S. and is pending in foreign jurisdictions, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Europe	04/29/96		97922660.2	Pending
Japan	04/29/97		9-539268	Pending
United States	04/29/96	01/26/99	5,863,228	Issued
WIPO	04/29/97		US97/07556	Completed

System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device. This patent is the basis for our Electric Transaxle technology. This patent has been issued in the U.S. and is pending in two foreign jurisdictions, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Japan	11/04/97		10-523770	Pending
United States	11/19/96	12/22/98	5,851,162	Issued
WIPO	11/04/97		US97/20916	Completed

Further patents pending

On January 30, 2004, we submitted a provisional patent application for regenerative motor propulsion systems. On January 28, 2005, in advance of the one year anniversary of this filing, we converted this provisional application into a utility patent application in the United States as well as an international patent application under the Patent Cooperation Treaty, both entitled “Regenerative Motor Propulsion Systems.” These applications are presently being prosecuted and have been published as follows:

COUNTRY	DATE FILED	PUBLISHED	PUBLICATION #	STATUS
United States	01/28/05	Pending	Pending	Pending
WIPO	01/30/05	08/18/05	WO2005075234	Pending

On March 11, 2005, we filed a provisional patent application with the USPTO entitled System for Automation for Power Generation, Propulsion and Use Management. The provisional patent application describes control systems and processes for the operation of an electronic propulsion and power generating system for marine applications as well as for the use of such systems in broader markets. We have made revisions to this application and filed a utility application based upon the provisional patent application. We have also applied for an international patent application under the Patent Cooperation Treaty.

On October 26, 2005, we filed a provisional patent application with the USPTO entitled System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Device Utilizing One Ring Gear. This patent expands our existing patent 5,851,162 by utilizing new methodology gained from further research and development into the potential applications.

We estimate that the cost for patenting the technology under review in the United States will be $30,000 per patent. There will be additional costs based on the number of countries in which patent protection is ultimately sought. We cannot assure you that the pending patents will be granted.

We do not have any patents covering our STEM series electric motors.

Know-how, trade secrets and other intellectual property protection

In addition to the trademark and patent protection secured above and the pending patent applications, we rely on trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. It is our policy to require our directors, employees, consultants and parties to collaborative agreements to execute confidentiality agreements upon the commencement of the employment, consulting or collaborative relationships with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us is to be kept confidential except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions resulting from work performed for us using our property or relating to our business and conceived or completed by the individual during employment are our exclusive property to the extent permitted by law.

Research and Development

Since our inception, we have spent more than $2 million on product development. The continued development of our STEW and STEM electric motors and other components of our ST Electric Power Drive Systems remains paramount to our success in the marine and automotive markets. In addition, continuing development of advanced hybrid charging systems, adaptation to new battery, fuel cell and fuel sources technologies, and system control and integration with our growing product line of electric motors will help us achieve and maintain our leadership position in the marine propulsion industry as well as other emerging opportunities.

Through continued ground-based electric motor research and development, we intend to expand applications of our patented products for potential licensing into other industries.

Employees

We have four full-time employees, one part-time employee and one full-time consultant who is the inventor of the Electric Wheel. Our executive management team currently consists of a president, a chief financial officer and a secretary. We employ our chief financial officer on a part-time basis. There is no collective bargaining agreement in effect. We believe our relations with our employees are good.

Government Regulation

It is anticipated that existing and proposed changes in environmental impact laws and regulations in the United States, Canada and Europe will create an increased demand for our ST-EPDS products including the Electric Wheel and Electric Transaxle technology. Our STI electric products have zero emissions when used without fossil fuel generators.

Existing governmental regulations have not had any material impact on our operations, and to date the costs and effects of compliance with federal, state and local environmental laws have been minimal. If our proposed acquisitions of Technipower and/or Power Solutions are completed successfully, we will face additional government regulation pertaining to government contracting and protection of the environment.

Properties

We currently occupy office, research, testing and warehouse facilities in Tarpon Springs, Florida. This facility is located at 1400 L & R Industrial Boulevard, Tarpon Springs, Florida 34689. The lease commenced on September 1, 2003 and expired on August 31, 2005. We are presently occupying this space on a month-to-month basis. Rent is currently $2,742.83 per month.

Legal Proceedings

On September 12, 2005, we filed a lawsuit against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America in the United States District Court for the Middle District of Florida, Tampa Division, Tampa, Florida for infringement of our Electric Wheel patent. In the lawsuit we allege that the hybrid transmission drive in the Toyota Prius and Highlander infringes a number of claims contained in our U.S. Patent No. 5,067,932 and we are asking for an injunction barring further infringement as well as damages for the unauthorized use of our patent by Toyota and its affiliates.

On January 10, 2006, we filed a complaint with the ITC in Washington D.C. seeking an exclusion order prohibiting the importation of infringing technology. On or about February 8, 2006, the ITC instituted an investigation based on our complaint. The ITC acts as an administrative investigative body to determine, among other things, whether or not goods imported into the United States infringe U.S. patents. If we are successful in our ITC action, Toyota could be prohibited from importing into the United States infringing combination motor and transmission systems and those products containing such systems, including the Toyota Prius and Highlander models. The ITC has scheduled the hearing on our complaint for October 30 through November 3, 2006.

The patent infringement action brought in the United States District Court for the Middle District of Florida, Tampa Division, is stayed until the ITC case is completed.

Although the cost of litigation in these matters is often large, we have arranged financing from sources outside our company to fully fund the litigation to its conclusion. We provide more information about the arrangements we have made to fund this litigation in “Management’s Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources” above.

Except as set forth above, we do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors, together with their ages and certain biographical information, are set forth below:

NAME	AGE	POSITION
Gary M. Laskowski	52	Director, Chairman of the Board and Vice President
Peter W. DeVecchis, Jr.	57	President
Samuel F. Occhipinti	59	Chief Financial Officer
Jonathan D. Betts	45	Director
Duane L. Crisco	45	Director
Michael D’Amelio	48	Director and Vice President
David J. Parcells	47	Director

Gary M. Laskowski, Chairman of the Board and Vice President. Mr. Laskowski has been a director of our company since May 2004 and vice president since November 2005. Mr. Laskowski is a principal and founder of Venture Partners Ltd., a private investment bank founded in 1986. Prior thereto Mr. Laskowski served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm, and prior to that in a number of roles, including Vice President, Marketing, for Canberra Industries, Inc., a supplier of data acquisition and analysis systems. Mr. Laskowski serves on the boards of a number of companies involved in electronics, power systems and software development. Mr. Laskowski holds a Bachelor’s Degree in Electrical Engineering from the University of Connecticut.

Peter W. DeVecchis, Jr., President. Mr. DeVecchis, who became our President in May 2004, is an accomplished manager with 25 years of experience in sales, marketing and new business development. Prior to joining us, he had served since December 2001 as Vice President, Sales and Marketing of 4uDoctor, Inc., a provider of web-based technology services to help healthcare practitioners reduce their costs of procuring operational supplies. From 1998 to 2001, he served as Vice President, Sales of Consumers Interstate Corp., a wholesale distributor of MRO products. From 1996 to 1998, he was Vice President Sales, Business Unit Director Pharmacy Groups, for Moore Medical Corp., a full line wholesale distributor of pharmaceutical and health-care products. From 1988 to 1996, Mr. DeVecchis was Vice President, Sales and Marketing for United Abrasives, Inc., a manufacturer of industrial abrasive products. From 1985 to 1988, he served as Vice President Sales and Marketing for Beaverite Products, Inc., a manufacturer of customized information packaging. From 1973 to 1985, he was Vice President Sales and Marketing for Canberra Industries, Inc., a nuclear electronics company. Mr. DeVecchis earned his MBA from University of New Haven and his BS in Business Management from Charter Oak College in Connecticut.

Samuel F. Occhipinti, Chief Financial Officer. Mr. Occhipinti became our Chief Financial Officer in May 2004. Since June 1998, Mr. Occhipinti has been Managing Director and President of Venture Partners Capital LLC, an NASD registered broker/dealer focused on corporate finance and merger and acquisition transactions. Since September 2005, he has also been the Chief Compliance Officer of First Dunbar Securities Corp., a financial services firm. From 1997 to June 1999, he was Vice President and Chief Operating Officer of Stone Cline Corporation, a manufacturer of textiles, and from 1993 to 1997 he was Executive Vice President and Chief Financial Officer of I2 Technology Inc., a manufacturer of electronics components. From 1990 to 1993, Mr. Occhipinti was Vice President - Finance of AOI Systems Inc., a manufacturer of adaptive optics technologies. He earned his BS/BA in finance from Boston College.

Jonathan D. Betts, Director. Mr. Betts has been a director of our company since July 2004. He is a principal and founder of Venture Partners, a private investment bank, founded in 1986. Mr. Betts previously served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm and as Regional Sales Manager for Medical Electronics Corporation, a critical care medical instrumentation manufacturer. Mr. Betts has a Bachelor’s Degree in Electrical Engineering from Boston University.

Duane L. Crisco, Director. Mr. Crisco has been a director of our company since September 2005. Since June 2004, he has been a Senior Vice President at GE Capital in Norwalk, CT. From December 1999 to June 2004, Mr. Crisco served as a Partner and Managing Director of SwingBridge Capital, located in Cheshire, CT. Mr. Crisco holds a BS degree in Finance from the University of Connecticut.

Michael D’Amelio, Director and Vice President. Mr. D’Amelio has been a director of our company since May 2004 and vice president since November 2004. Mr. D’Amelio is the Managing Director and founder of JMC Venture Partners LLC, a private equity fund founded in 1999 that focuses on middle market manufacturing, distribution, technology and service companies. In addition, Mr. D’Amelio is a partner in the investment banking firm of Grace Matthews. From 1991 to 1999, Mr. D’Amelio served as President and CEO of TACC International Corporation, a specialty chemical manufacturer with facilities located throughout the United States that was subsequently sold to a Fortune 500 buyer. Mr. D’Amelio serves on numerous corporate boards and committees and is a graduate of Northeastern University with a BS in Management.

David J. Parcells, Director. Mr. Parcells has been a director of our company since September 2005. Since December 2003, he has served as Chief Financial Officer of Garrity Industries, Inc, a privately held manufacturer and leading supplier of flashlights under the Garrity brand name. From January 2000 to September 2003, Mr. Parcells was Vice President and Chief Financial Officer for eLOT, Inc, a publicly traded internet company serving the lottery industry. eLot filed for Chapter 11 protection on October 15, 2001 and emerged from protection on December 31, 2002. From September 1998 to January 2000, he was President and Chief Financial Officer of Sentinel Business Systems, a privately held bar code data collection software provider and systems integrator. Mr. Parcells is a CPA and holds a BS degree in Accounting from Providence College.

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2005, 2004 and 2003 by our President and our Vice Presidents.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation
Peter W. DeVecchis, Jr. (1)	2005	$125,000.00	0	$0	0	$44,000(4)
President	2004	$76,923.04	0	$8,849.96(2)	100,000(3)	0

Gary M. Laskowski (5)	2005	$25,000.00				$96,000(6)
Vice President

Michael A. D’Amelio (5)	2005	$25,000.00				$96,000(6)
Vice President

(1)	Peter DeVecchis became our President on May 27, 2004.
(2)	Mr. DeVecchis received this amount as a consultant prior to becoming our President.
(3)
Vesting of options to purchase an aggregate of 100,000 shares was contingent on the satisfaction of certain performance criteria by December 31, 2004. These options expired unexercised on January 1, 2005 when the performance criteria were not met.

(4)
Mr. DeVecchis received 70,000 shares of common stock. Of these shares, 20,000 shares were issued pursuant to his employment agreement and 50,000 shares were issued by our board in recognition of his past contributions and to encourage his future contributions to Solomon Technologies. These shares were valued at $44,000.

(5)
Messrs. Laskowski and D’Amelio each became Vice Presidents of Solomon Technologies on November 2, 2005. Payment of the compensation listed under the Salary column for Messrs. Laskowski and D’Amelio has been deferred.

(6)
Messrs. Laskowski and D’Amelio each received 150,000 shares of common stock in May 2005 in recognition of their past contributions as directors of Solomon Technologies and to encourage their future contributions to our company.

Compensation Arrangements

We have an employment agreement with Peter W. DeVecchis, Jr., our President.

Mr. DeVecchis receives an annual base salary of $125,000 and is eligible for a $75,000 bonus based on goals to be agreed by us and Mr. DeVecchis. Mr. DeVecchis will also be entitled to receive the standard benefits available to all of our employees. He is also entitled to a restricted stock award of 20,000 shares of our common stock each year over the next five years with the first 20,000 shares earned in May 2005, the first anniversary of his employment with us. In the event that he is terminated for cause, all unearned shares are forfeited. Further, if he is terminated other than for cause during the first five months of his employment, all unearned shares are forfeited. Upon termination other than for cause after the first five months of employment, he will be entitled to one half of all of the remaining unearned shares. The term “cause” means Mr. DeVecchis’ gross negligence, gross misconduct, breach of fiduciary duty to our company or our stockholders, or indictment or arrest for any criminal offenses.

We may terminate Mr. DeVecchis at any time. If we terminate him during the first five months of his employment, we will pay Mr. DeVecchis severance of three months of his annual salary through a continuation of periodic salary payments at normal payroll periods. If we terminate him after the first five months of his employment, his severance will be six months of his annual salary. If Mr. DeVecchis is terminated after the first five months of his employment as a result of a change in control of our company, his severance will be one year of his annual salary. If Mr. DeVecchis is terminated for cause, he will not be entitled to any severance.

The term “change of control” means a sale or transfer, in one transaction, of 51% or more of our issued and outstanding shares, excluding normal public trading of our shares or one or more secondary offerings of our shares.

Mr. DeVecchis also executed our company’s Nondisclosure and Noncompete Agreement, which all of our employees are obligated to sign. The agreement provides that Mr. DeVecchis will not compete with us during employment and for six months thereafter and will always keep our trade secrets and other confidential information confidential.

We have agreed to pay each of Messrs. Laskowski and D’Amelio (x) $12,500 per month, such amounts to be paid in cash if permitted by our cash flow or, if the board then so determines, in common stock of equal value on the date of payment, and (y) cash equal to 10% of the increased market capitalization of Solomon Technologies over $1.8 million measured as of the average closing price of our common stock over the period beginning 30 days before and ending 30 days after December 31, 2006.

2003 Stock Option Plan

We adopted our 2003 Stock Option Plan in July 2003. We amended it in June 2004 to increase the number of shares of common stock reserved under the plan from 750,000 to 2,000,000. The plan provides for the grant of options intended to qualify as “incentive stock options,” options that are not intended to so qualify or “nonstatutory stock options” and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 2,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of “reload options” described below.

The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders, which must have an exercise price of not less than 110% of the fair market value of the common stock on the date of grant. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of 10 years, except for options granted to 10% stockholders, which are subject to a maximum term of 5 years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable except by will and the laws of descent and distribution.

The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of shares of common stock equal to the sum of the number of shares of common stock used to exercise the option, and, with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

Stock Option Grants

We did not grant any options in 2005.

Aggregated Option/SAR Exercises and Year End Option/SAR Values in Last Fiscal Year

The following table sets forth the aggregate number of options exercised in the year ended December 31, 2005 and the value of options held at December 31, 2005 for the named executive officers in the Summary Compensation Table.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/Warrants at Fiscal Year End Exercisable/Un-exercisable	Value of Unexercised In-the- money Options/Warrants At Fiscal Year End Exercisable/Un-exercisable (1)
Peter W. DeVecchis, Jr.	0	$0	0	$0/0

Gary M. Laskowski	0	0	25,000/0	0/0

Michael A. D’Amelio	0	0	25,000/0	0/0

(1)
The dollar value was calculated by determining the difference between the fair market value at December 31, 2005 of the common stock underlying the options and the exercise prices of the options. The closing price of our common stock on the OTC Bulletin Board on December 31, 2005 was $0.36.

Compensation of Directors

On May 25, 2005, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 25,000 shares to Jonathan Betts and 150,000 shares each to Michael A. D’Amelio and Gary M. Laskowski. We issued an additional 125,000 shares to Jonathan Betts on August 8, 2005.

On November 2, 2005, our board of directors determined that we will pay each member of our audit committee $10,000 per year for service on the committee. This fee will be paid in cash if permitted by our cash flow or, subject to the approval of the board of directors, in common stock of equal value on the date of payment.

On January 1, 2006, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 150,000 shares to each of Duane Crisco and David Parcells.

OWNERSHIP OF OUR SECURITIES

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our common stock, excluding persons who are our executive officers or directors, as of May 8, 2006.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK

Pinetree (Barbados) Inc. c/o Ward Patel & Co., The Gables Haggat Hall St. Michael, Barbados	6,792,411	24.4%
Steven Sands 90 Park Avenue New York, NY 10016	3,000,000(1)	10.8%
Jezebel Management Corporation(2) 1201 Hayes Avenue Tallahassee, FL 32301	1,724,133	6.2%

(1)
Represents (i) 300,000 shares of common stock owned by SB Venture Capital LLC, (ii) 300,000 shares of common stock owned by SB Venture Capital II LLC, (iii) 1,800,000 shares of common stock owned by SB Venture Capital III LLC, and (iv) 600,000 shares of common stock owned by SB Venture Capital IV LLC. Steven Sands is the manager of each of SB Venture Capital LLC, SB Venture Capital II LLC, SB Venture Capital III LLC and SB Venture Capital IV LLC.

(2)	Jezebel Management Corporation is wholly-owned by Michael D’Amelio.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership by our executive officers and directors of our common stock as of May 8, 2006. The information in this table provides the ownership information for:

•	each of our directors,

•	each of our executive officers, and

•	our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is Solomon Technologies, Inc., 1400 L&R Industrial Boulevard, Tarpon Springs, Florida 34689.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF COMMON STOCK
Gary M. Laskowski Chairman of the Board and Vice President	1,022,421(1)	3.7%
Peter W. DeVecchis President	70,000(2)	*
Samuel F. Occhipinti Chief Financial Officer	100,000	*
Jonathan D. Betts Director	1,172,421(3)	4.2%
Duane L. Crisco Director	150,000	*
Michael D’Amelio Vice President and Director	1,899,133(4)	6.8%
David J. Parcells Director	150,000	*
All Executive Officers and Directors as a Group (7 persons) (5)	3,566,554	12.8%

*	Less than one percent.

(1)
Includes 927,421 shares of common stock owned directly by Woodlaken LLC. Mr. Laskowski and Jonathan Betts, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Laskowski disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 70,000 shares owned directly by Bril Profit Sharing Plan & Trust, of which Mr. Laskowski is one of several participants and 25,000 shares of common stock issuable upon exercise of options granted to Mr. Laskowski at an exercise price of $0.55 per share that expire in July 2014.

(2)
Excludes up to 80,000 shares of common stock to which Mr. DeVecchis may be entitled pursuant to a restricted stock award of 20,000 shares of our common stock each year over the next four years on May 31 of each year.

(3)
Includes 927,421 shares of common stock owned directly by Woodlaken LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 70,000 shares owned directly by Bril Profit Sharing Plan & Trust, of which Mr. Betts is one of several participants and 25,000 shares of common stock issuable upon exercise of options granted to Mr. Betts at an exercise price of $0.55 per share that expire in July 2014.

(4)
Includes 1,724,133 shares of common stock owned directly by Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. D’Amelio at an exercise price of $0.55 per share that expire in July 2014.

(5)	Includes 75,000 shares of common stock issuable upon exercise of options.

CERTAIN TRANSACTIONS

Operating Agreements

Homewood Agreement

Homewood Products Corporation has been manufacturing our electric motors since 1996. Barry DeGroot, a former director and a former member of our board’s audit and compensation committees, is the president of Homewood. In August 2003, we negotiated an agreement with Homewood that provided for Homewood to continue to manufacture our motors. The agreement, which expired on December 31, 2004, required that we purchase at least 100 electric motors during 2004. As we purchased only 25 electric motors in 2004, we were obligated to pay Homewood on or before January 1, 2005 an amount equal to the average purchase price for all motors actually purchased by us multiplied by the motors not purchased by us up to 100, or an aggregate of $466,200 for the 75 motors we did not purchase. We did not pay this amount to Homewood. Since January 1, 2004, we have paid Homewood $268,835.39.

On May 26, 2005, we entered into a settlement agreement with Homewood pursuant to which Homewood gave us a full release from any and all legal claims that may have arisen prior to the date of the settlement in exchange for the issuance to three nominees of Homewood, including Mr. DeGroot, of an aggregate of 105,000 shares of our common stock.

Equity Issuances

In April 2004, we settled with various employees to accept a significant reduction in the amount of back pay owing to them. We reduced the amount we were obligated to pay such employees by approximately $180,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase shares of our common stock. Among these employees were David Tether, our former Chief Executive Officer, and Cynthia McMullen-Tether, David Tether’s spouse. Mr. Tether waived $47,807 of unpaid salary and we granted him an option to purchase 47,807 shares of common stock. Ms. McMullen-Tether waived $26,810 of unpaid salary and we granted her an option to purchase 26,810 shares of common stock. The options, which are granted under our 2003 Stock Option Plan, are exercisable at $1.00 per share and terminate on April 14, 2009.

On May 25, 2005, in partial consideration for their past contributions to our company and to encourage their continued service, we issued 50,000 shares of our common stock to Peter W. DeVecchis, Jr., our president, 75,000 shares of our common stock to Sam Occhipinti, our chief financial officer, 25,000 shares to director Jonathan Betts and 150,000 shares each to directors Michael D’Amelio and Gary M. Laskowski. On August 8, 2005, we issued 125,000 shares to director Jonathan Betts in partial consideration for his past contributions to our company and to encourage his continued service. On January 1, 2006, we issued 150,000 shares of common stock to each of Duane Crisco and David Parcells in partial consideration for their past contributions to our company and to encourage their continued service. On March 28, 2006, we issued 25,000 shares of common stock to Sam Occhipinti in partial consideration of his past contributions to our company and to encourage his continued service.

On August 9, 2005, we granted 1,754 shares of common stock to our former director David Lindahl. These shares of common stock were granted in lieu of money owed for Mr. Lindahl’s attendance at a board of directors’ meeting.

Private Placements of Series A Preferred Stock

Overview

In February 2004, we issued 35,000 shares of preferred stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. On April 15, 2004, the five investors from the February 2004 private placement unanimously consented to an amendment to the existing Series A preferred stock designation and, in return, the investors exchanged their investment in the February 2004 private placement for an aggregate of 140,000 shares of Series A preferred stock and 280,000 warrants.

On May 13, 2004, we completed a private placement of 1,745,000 shares of Series A preferred stock and 3,490,000 warrants, each warrant entitling the holder to purchase one share of our common stock. We received gross proceeds from the offering, before deducting any placement agent fees or costs, of $1,745,000. The offering was placed by First Dunbar Securities Corporation of Boston, Massachusetts on a “best efforts” basis. We paid First Dunbar placement fees of $148,325, which is 8.5% of the gross proceeds of the offering, plus out-of-pocket expenses. We also granted First Dunbar a ten year warrant to purchase 250,000 shares of our common stock at $0.33 per share.

On November 5, 2004, we sold an aggregate of 390,000 shares of Series A preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock to five investors for $1.00 per unit in the initial closing of a second private placement of our Series A preferred stock and warrants. We sold an aggregate of an additional 225,000 shares of Series A preferred stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a second closing of the private placement on December 23, 2004. The securities were placed by First Dunbar Securities Corporation, who received cash placement agent fees of $52,275, or 8.5% of the gross proceeds of the offering.

Samuel Occhipinti, our chief financial officer, is the financial operations principal for First Dunbar Securities Corporation.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization there were 3,071,474 shares of Series A preferred stock outstanding. These shares were converted into 15,357,370 shares of common stock. In addition, on February 15, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock, and on March 3, 2006, warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 375,000 shares of common stock. The warrants were held principally by the individuals and entities that had held the Series A preferred stock.

Woodlaken LLC

Woodlaken LLC, a Connecticut limited liability company, served as the representative of the holders of the Series A preferred stock. Woodlaken held an irrevocable proxy from each holder of Series A preferred stock to vote such holder’s shares of Series A preferred stock for directors and on other matters on which the Series A preferred stock was entitled to vote. This meant that Woodlaken was able to elect a majority of our board of directors and exercise significant influence over all matters requiring stockholder approval, including the approval of significant corporate transactions. As a result of the recapitalization, the proxies held by Woodlaken terminated.

Woodlaken purchased in the May 2004 private placement 150,000 shares of Series A preferred stock and warrants to purchase 300,000 shares of common stock for an aggregate purchase price of $150,000. The shares of Series A preferred stock were converted into 750,000 shares of common stock and the warrants were exchanged for 150,000 shares of common stock.

The managers of Woodlaken are Gary M. Laskowski, the chairman of our board of directors, and Jonathan D. Betts, one of our directors.

Exchange of Pinetree Secured Note for Series A Preferred Stock

In July 2003, we settled a lawsuit brought by Pinetree (Barbados), Inc. against us for breach of a convertible promissory note owing to Pinetree in the original principal amount of approximately $536,000. Our obligation under the settlement was to issue Pinetree a new secured convertible promissory note in the principal amount of $572,490.22. The outstanding principal amount of the note was convertible by Pinetree at $1.4635 per share.

The note originally required us to pay $50,000 by December 15, 2003 and the balance by May 31, 2004. In December 2003, we and Pinetree agreed, among other changes, to extend the $50,000 mandatory payment to February 16, 2004. As consideration for amending the note, we issued Pinetree a warrant to purchase 50,000 shares of our common stock. On December 16, 2005, we entered into an agreement with Pinetree whereby Pinetree exchanged the warrant for 25,000 shares of common stock.

Simultaneous with the closing of the May 2004 private placement, Pinetree exchanged all of its outstanding principal and accrued interest on the note, in the aggregate amount of $621,474, for 636,669 shares of Series A preferred stock and warrants to purchase 621,474 shares of common stock at $1.00 per share. Pinetree also purchased in the May 2004 and November-December 2004 private placements an aggregate of 550,000 shares of Series A preferred stock and 1,100,000 warrants for $550,000.

On February 15, 2006, in connection with the recapitalization of our Series A preferred stock and exchange of certain warrants, Pinetree’s Series A preferred stock was converted into 5,857,370 shares of common stock and Pinetree exchanged warrants for 860,737 shares of common stock.

We believe that the terms of the above transactions were commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. The board of directors has determined that any agreements with related parties must be on terms that are commercially reasonable and no less favorable to us than we could obtain from an unaffiliated third party on an arms’ length basis.

Debt Issuances

Beginning on March 7, 2005, we issued a series of promissory notes to Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter and Pascal Partners, LLC pursuant to which we borrowed an aggregate of $1,247,000. The notes bear interest at a rate of 12% per annum. To secure the notes, we entered into a Security Agreement with the noteholders, dated March 7, 2005 and amended on March 16, 2005, pursuant to which we granted a first priority security interest in all of our tangible and intangible assets. On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the noteholders. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. On May 3, 2006, we entered into an agreement dated as of April 28, 2006 to amend the promissory notes to extend the maturity date of the notes from April 30, 2006 to June 30, 2006. Pursuant to the agreement, to induce the noteholders to agree to extend the notes, we issued to each noteholder 10,000 shares of common stock for each $100,000 in principal amount of notes held by the noteholder.

Our board of directors has authorized us to borrow up to an additional $353,000 from Woodlaken, Jezebel, Pinetree, Coady, Leonard, the Carpenters, Pascal Partners and others on the same terms as the notes issued to Woodlaken, Jezebel, Pinetree, Coady, Leonard, the Carpenters and Pascal Partners.

Cytation Corporation

In May 2003, we entered into an agreement with Cytation Corporation. Under the agreement, Cytation agreed to advise and assist us, among other things, in the process of becoming a public company. As consideration for these services, we paid Cytation $25,000, issued 663,089 shares of our common stock and a warrant to purchase shares of common stock, registered the common stock for resale and paid an additional $25,000 after the registration statement covering such common stock was declared effective by the SEC. The warrant entitled Cytation to purchase up to 254,564 shares of common stock at an exercise price of $1.64 per share, subject to adjustment as provided in the warrant agreement. On December 16, 2005, we entered into an agreement with Cytation and an assignee of Cytation whereby the warrant was exchanged for an aggregate of 84,855 shares of common stock.

Oliver Street Finance LLC

On November 18, 2005, we entered into an agreement with Oliver Street Finance LLC pursuant to which Oliver Street will provide funding to us to prosecute our patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America. Under the terms of the agreement, Oliver Street will pay all legal fees and out-of pocket expenses billed by our special patent counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in connection with the litigation against Toyota and approved by us in exchange for a portion of any recovery that we receive in the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on our behalf. Michael D’Amelio, a vice president and director of our company, is also affiliated with Oliver Street.

Bril Corporation

Bril Corporation, a consulting firm of which Gary M. Laskowski and Jonathan Betts are principals, provides bookkeeping services to us for a fee of $60,000 per year.

SELLING STOCKHOLDERS

The following table sets forth:

•	The number of shares currently beneficially owned by each selling stockholder,
•	The number of shares owned by each of them being offered for sale in this prospectus, and
•	The number of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.

None of the selling stockholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities of ours, except that:

•	Peter W. DeVecchis, Jr. is our president.

•	Samuel F. Occhipinti is our chief financial officer.

•	Jonathan D. Betts, Duane Crisco, Michael D’Amelio and David Parcells are directors of our company.

•	Gary M. Laskowski is the chairman of our board of directors.

•	Gary M. Laskowski and Michael D’Amelio are our vice presidents.

•	Gary M. Laskowski and Jonathan Betts are participants in Bril Profit Sharing Plan & Trust.

•	Mr. C. Stevens Avery II served as our chief financial officer from May 2003 through July 2003.

•	Ann Poyas served as our chief operating officer from April 2002 through February 2004.

•	Donald Poyas served as our vice president of procurement and production from April 2002 through February 2004.

•	Michael Poyas served as our vice president of training and installation from June 2002 through February 2004.

•	Charles Shannon served as our vice president of sales from October 2001 through May 2004 and was a director from February 2002 until September 2003.

•	Barry DeGroot was a director from February 2001 through May 2004.

The information included below is based on information provided by the selling stockholders. Except as otherwise noted below, the table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

Name	Shares Owned Before Offering	Shares of Common Stock Being Offered	Shares Owned Upon Completion of Offering	Percent of Outstanding Common Stock Owned After Offering
Pinetree (Barbados), Inc.	6,792,411	2,081,515	4,710,896	17.0%
Michael D’Amelio	1,899,133[1]	150,000	1,749,133[2]	6.3%
SB Venture Capital III LLC	1,800,000	600,000	1,200,000	4.3%
Jezebel Management Corporation	1,724,133	724,133	1,000,000	3.6%
Coady Family LLC	1,237,198	437,198	800,000	2.9%
Jonathan Betts	1,172,421[3]	150,000	1,022,421[4]	3.7%
Donald Capoccia Sr. & Jr.	1,080,000	280,000	800,000	2.9%
Woodlaken LLC	927,421	327,421	600,000	2.2%
J&C Resource LLC	600,000	200,000	400,000	1.4%
SB Venture Capital IV LLC	600,000	200,000	400,000	1.4%
Dennis H. English M.D.	325,000	100,000	225,000	*
Mark J. Hardcastle and Paula A. Hardcastle	300,000	300,000	0	0
SB Venture Capital LLC	300,000	100,000	200,000	*
SB Venture Capital II LLC	300,000	100,000	200,000	*
Anita Ann Poyas	256,934	256,934	50,000	*
John H. Hofford	253,435[5]	53,435[5]	200,000	*
Charles R. Shannon	230,000	230,000	0	0
Donald H. Poyas	195,750	195,750	50,000	*
Medusa Management LLC	175,439	175,439	0	0
Fred M. Halbig	181,000[6]	35,000	146,000	*
Duane Crisco	150,000	150,000	0	0
David Parcells	150,000	150,000	0	0
Joan M. Allegrini	150,000	50,000	100,000	*
Dr. Robert Bahr	150,000	50,000	100,000	*
Elena Bowers	150,000	50,000	100,000	*
Gregory S. Callanan	150,000	50,000	100,000	*
Miriam deOlloqui	150,000	50,000	100,000	*
Gail Gilece	150,000	50,000	100,000	*
Gail Gilece Custodian for Carolyn Brook Gilece	150,000	50,000	100,000	*
Jeffrey R. Power	150,000	50,000	100,000	*
Robert E. Turner IV	150,000	50,000	100,000	*
F. Jay Leonard	123,000	23,000	100,000	*
Michael Poyas	122,316	122,316	0	0
First Dunbar Securities Corporation	119,856	119,856	0	0
Crescent Communications	100,000[7]	100,000[7]	0	0

Samuel Occhipinti	100,000	100,000	0	0
Jonathan Edwards	85,250	10,000	0	0
Peter W. DeVecchis, Jr.	70,000[8]	50,000	0	0
Barry DeGroot	73,334	35,000	38,334	*
Bril Profit Sharing Plan & Trust	70,000	70,000	0	0
John H. Mikach	68,334	35,000	33,334	*
Richard Fisher	38,925	38,925	0	0
Kevin High	38,924	38,924	0	0
James T. Kirk	35,000	35,000	0	0
Suzette Seigel	25,000	25,000	0	0
Hugh Murray	15,000	15,000	0	0
Christopher P. Garvey SEP	12,500	12,500	0	0
Charles Schwab & Co Inc FBO Bruce R. Marshall	12,500	12,500	0	0
George and Maureen Collins	12,500	12,500	0	0
John J. Gilece	10,293[9]	10,293[9]	0	0
C. Stevens Avery II	10,293[9]	10,293[9]	0	0
Peter and Barbara Carpenter	10,000	10,000	0	0
Pascal Partners, LLC	10,000	10,000	0	0
Floyd E. Johnson	10,000	10,000	0	0
Investor Awareness, Inc.	10,000	10,000	0	0
Robert Kaper	7,800	7,800	0	0
J. Daniel Johnson	6,250	6,250	0	0
Charles L. Moore	6,250	6,250	0	0
Park R. Dougherty	3,435[10]	3,435[10]	0	0
Tammy S. McCutcheon	3,435[10]	3,435[10]	0	0
Neal Petersen	3,435[10]	3,435[10]	0	0
John Iacobelli	2,641	2,641	0	0

*Less than one percent
1 Includes 1,724,133 shares of common stock owned directly by Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio. Also includes 25,000 shares of common stock issuable upon exercise of options granted to Mr. D’Amelio at an exercise price of $0.55 per share that expire in July 2014.
2 Assumes no sales by Jezebel Management Corporation.
3 Includes 927,421 shares of common stock owned directly by Woodlaken LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the securities owned by Woodlaken except to the extent of his pecuniary interest therein. Also includes 70,000 shares of common stock owned by Bril Profit Sharing Plan & Trust, of which Mr. Betts is one of several participants, and 25,000 shares of common stock issuable upon exercise of options granted to Mr. Betts at an exercise price of $0.55 per share that expire in July 2014.
4 Assumes no sales by Woodlaken LLC and Bril Profit Sharing Plan & Trust.
5 Includes 3,435 shares issuable upon exercise of warrants.
6 Includes 6,000 shares issuable upon exercise of a warrant.
7 Represents 100,000 shares of common stock issuable upon exercise of a warrant.
8 Excludes up to 80,000 shares of common stock to which Mr. DeVecchis may be entitled pursuant to a restricted stock award.
9 Includes 1,717 shares of common stock issuable upon exercise of warrants.
10 Represents 3,435 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock being offered by this prospectus from time to time directly to other purchasers, or to or through dealers or agents. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made in transactions (which may involve crosses or block transactions)

•	on any exchange or market on which our common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in negotiated transactions, or

•	through the writing of options.

In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, and those broker-dealers may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver the common stock offered by this prospectus to close out such short positions, or lend or pledge such common stock to broker-dealers that in turn may sell such securities.

The selling stockholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, that may limit the timing of purchases and sales of securities by the selling stockholders and others participating in a distribution of securities. In addition, under Regulation M, those engaged in a distribution of securities may not at the same time make a market in the securities or take other actions that may affect the market price of the securities for a specified period of time before the beginning of the distribution, subject to some exceptions or exemptions. All of the restrictions described above may affect the marketability of the securities offered by this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of their shares.

If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling stockholder may sell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

In connection with the sale of common stock, dealers or agents may receive discounts, concessions, or commissions from the selling stockholders or from purchasers of the common stock for whom they may act as agents. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Under the registration rights agreements between us and the selling stockholders, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold by this prospectus. In addition, the selling stockholders may be entitled to indemnification against certain liabilities.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 12,150,000 shares of preferred stock, par value $0.001 per share. The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws and by the provisions of applicable law.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect the two Common Stockholder Directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of legally available funds.

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of

•	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time,

•	all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time, and

•	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of May 8, 2006, there were 27,787,420 shares of common stock outstanding held by 594 stockholders of record.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to designate and issue up to 12,150,000 shares of preferred stock in one or more series. Our board may fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

As of May 8, 2006, there were no shares of preferred stock outstanding. We filed a certificate of elimination with the Secretary of State of Delaware on April 4, 2006 eliminating the certificates of designations of our former Series A and Series B preferred stock from our certificate of incorporation.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Issuance of preferred stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

No cumulative voting in the election of directors. Our common stockholders are not permitted to cumulate their votes in the election of directors. As a result, common stockholders owning a majority of our common stock may elect both of the common stockholder directors.

Special meetings of our stockholders may be called only by the board of directors. Our bylaws permit only the board to call a special meeting of stockholders. Stockholders do not have the right to call a special meeting of stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions could, however, discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

EXPERTS

UHY LLP, an independent registered public accounting firm, audited our financial statements as of December 31, 2005 and for the year then ended. Those financial statements are included in this prospectus in reliance on the report thereon of UHY LLP given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Davis & Gilbert LLP, our counsel, passed on the validity of the issuance of the shares offered by this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission covering sale of the shares being offered by this prospectus. The registration statement and the exhibits and schedules to the registration statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The registration statement, exhibits and schedules also contain further information about us and the shares being offered.

We are obligated to file reports with the SEC, including Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and we must provide our stockholders with annual reports, including audited financial statements, in connection with our annual stockholders’ meetings. You may inspect the registration statement, and such additional materials that we file with the SEC in the future, without charge, at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains information about companies that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Solomon Technologies, Inc.

We have audited the accompanying balance sheet of Solomon Technologies, Inc. as of December 31, 2005, and the related statements of operations, deficiency in assets, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solomon Technologies, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has incurred significant recurring operating losses and used cash in its operating activities. In 2005, the Company had a net loss of $6,632,960 and used cash of $1,195,556 in operating activities. As of December 31, 2005, the Company has a working capital deficiency of $1,624,597 and a deficiency in assets of $7,353,621. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ UHY LLP

Hartford, Connecticut
March 29, 2006

SOLOMON TECHNOLOGIES, INC.

BALANCE SHEET
December 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,693
Inventory	67,866
Prepaid expenses	2,546
Total current assets	74,105

INTANGIBLE ASSETS	384,339

EQUIPMENT, less accumulated depreciation of $50,235	11,226

$469,670

LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
Notes payable to related parties	$949,820
Notes payable to individuals	54,985
Accounts payable and other accrued expenses	400,097
Accrued payroll and payroll taxes	293,800
Total current liabilities	1,698,702

REDEEMABLE SERIES A PREFERRED STOCK:
Designated 7,000,000 shares; 3,071,474 shares
issued and outstanding; redemption value at April 29, 2007
of $19,543,431	6,124,589

Total liabilities	7,823,291

COMMITMENT AND CONTINENCIES

DEFICIENCY IN ASSETS
Preferred stock, par value $0.001 per share; authorized
10,000,000 shares:
7,000,000 shares designated as Series A, Convertible	--
518,016 shares designated as Series B, Convertible	120,000
Common stock, par value $0.001 per share; authorized
50,000,000 shares; 8,487,330 shares issued and outstanding	8,487
Additional paid-in capital	14,876,095
Accumulated deficit	(22,358,203)
Deficiency in assets	(7,353,621)

$469,670

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

	Years ended December 31,
	2005	2004

Net sales	$68,717	$370,195

Cost of products sold	81,429	360,467

Gross profit (loss)	(12,712)	9,728

Operating expenses
Salaries and benefits	379,648	658,562
Noncash compensation	982,189	1,199,552
Professional fees	888,243	479,080
Advertising	16,070	107,944
Travel and entertainment	96,234	127,135
Rent	36,625	43,536
Other general and administrative	524,461	745,641
Total Operating Expenses	2,923,470	3,361,450

Operating loss	(2,936,182)	(3,351,722)

Other
Interest expense	3,656,854	3,034,350
Other expense (income)	39,924	(27,600)

	3,696,778	3,006,750

Net loss	$(6,632,960)	$(6,358,472)

Basic and diluted net loss per share	$(1.00)	$(1.31)

Weighted average shares outstanding -
basic and diluted	6,624,074	4,869,976

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
STATEMENTS OF DEFICIENCY IN ASSETS

	Series A Convertible		Series B Convertible				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-In-	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2003	--	--			4,827,096	4,828	7,981,414	(9,366,771)	(1,380,529)
Issuance of convertible preferred stock and warrants	35	$35					139,965		140,000
Exchange of convertible preferred stock and warrants for redeemable preferred stock and warrants	35	(35)					(89,565)		(89,600)
Net proceeds from issuance of redeemable preferred stock and warrants allocated to warrants							591,544		591,544
Warrants issued for services in connection with the issuance of redeemable preferred stock and warrants							447,500		447,500
Beneficial conversion feature related to issuance of redeemable preferred stock and warrants							1,829,792		1,829,792
Redeemable preferred stock and warrants issued for debt extinguishment allocated to warrants							139,832		139,832
Debt converted into common stock					85,760	85	134,744		134,829
Beneficial conversion feature relating to the conversion of debt into common stock							135,316		135,316
Warrants issued to extinguish debt							5,401		5,401
Options issued to former employees to extinguish compensation obligations							1,304,887		1,304,887
Warrants issued for services							112,000		112,000
Net loss								(6,358,472)	(6,358,472)

Balance at December 31, 2004	--	--			4,912,856	4,913	12,732,830	(15,725,243)	(2,987,500)
Shares issued to extinguish Redeemable Series A Preferred Stock					50,000	50	82,450		82,500
Shares issued for fair value of goods and services previously rendered			518,016	$518,016					518,016
Shares issued to settle litigation					1,245,441	1,245	838,244		839,489
Conversions			(398,016)	(398,016)	1,168,000	1,168	396,848		-
Shares issued at fair value for services received					652,754	653	446,861		447,514
Cashless exchange of warrants for shares					413,544	414	(414)		-
Compensation payable in common stock							104,700		104,700
Compensation paid in common stock					20,000	20	37,980		38,000
Expenses paid by principal shareholder on behalf of the Company							236,620		236,620
Other					24,735	24	(24)		-
Net loss								(6,632,960)	(6,632,960)
Balance at December 31, 2005	-	$-	120,000	$120,000	8,487,330	$8,487	$14,876,095	$(22,358,203)	$(7,353,621)

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2005	2004
OPERATING ACTIVITIES
Net loss	$(6,632,960)	$(6,358,472)
Adjustments to reconcile net loss to net cash used by operating activities
Common stock issued for litigation settlement, services and compensation	1,429,703	1,199,552
Loss (gain) on extinguishment of Redeemable Series A Preferred Stock	39,924	(27,599)
Warrants issued for services	--	112,000
Depreciation of equipment	11,268	15,128
Amortization of intangible assets	83,629	133,629
Principal shareholder paid expenses on behalf of the Company	236,620	--
Accretion and dividends	3,603,641	1,015,444
Beneficial conversion feature	--	1,965,108
Loss on write-off of unamortized patent costs	--	33,333
(Gain) loss on disposal of equipment	(3,563)	4,788
Changes in operating assets and liabilities:
Accounts receivable	433	8,231
Inventory	(7,749)	(60,117)
Other	37,474	(34,141)
Deposits	--	2,400
Accounts payable and accrued expenses	397,754	52,703
Customer deposits	--	(39,494)
Accrued payroll and payroll taxes	(391,730)	121,357
Net cash used by operating activities	(1,195,556)	(1,856,150)

INVESTING ACTIVITIES
Proceeds from sale of equipment	11,910
Purchase of equipment	(1,998)	(14,746)
Net cash provided (used) by investing activities	9,912	(14,746)

FINANCING ACTIVITIES
Proceeds from related party borrowings	1,178,219	--
Repayment of related party debt	(228,399)	--
Repayment of long-term debt	(9,507)	(80,627)
Proceeds from the sale of preferred stock, net of transaction costs	--	2,149,877
Net cash provided by financing activities	940,313	2,069,250
CHANGE IN CASH	(245,331)	198,354

CASH AND CASH EQUIVALENTS, Beginning of year	249,024	50,670
CASH AND CASH EQUIVALENTS, End of year	$3,693	$249,024

See accompanying notes.

SOLOMON TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

The historical business of Solomon Technologies, Inc. ("STI" or the "Company") has been the development, engineering, manufacturing, licensing and sale of electric power drive systems. The Company is presently pursuing direct sales opportunities for its products and technologies in the marine, industrial and automotive markets. The Company is identifying licensing opportunities that it anticipates will leverage its existing or acquired knowledge and provide substantial positive current financial impact while it also aggressively pursues infringers of its existing patents. The Company is also identifying acquisition targets that it expects will augment its existing intellectual property, marketing channels and human resources and provide strong cash flow.

Customers: The Company's three largest customers accounted for 100% of net sales for 2005 (40% for 2004).

Supplier: Presently the Company has one manufacturer for a principal component of its marine propulsion systems. If the supplier were to become unwilling or unable to continue fulfilling the Company's orders, it could have a materially adverse effect on the Company's financial position.

2. SUMMARY OF ACCOUNTING POLICIES
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in them; actual results could differ from those estimates.

Cash and Cash Equivalents - All highly liquid investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

Revenue Recognition - Product sales are recognized when product ordered has been shipped from its facility or drop shipped from one of its supplier/manufacturing locations, unless the Company is responsible for installation. In the latter case, the Company recognizes revenue upon installation and acceptance by the customer. Revenues from services are recognized when the services have been completed.

Inventory - Inventory is stated at the lower of cost determined by the first-in, first-out method or market. Inventory as of December 31, 2005 consists substantially of motors and generators held for sale. Miscellaneous parts and supplies are charged to expense when purchased.

Advertising - Advertising costs are expenses as incurred. Advertising expense was $4,950 in 2005 and $107,944 in 2004.

Income Taxes - Deferred income taxes are provided on differences between the financial statement carrying amounts and tax bases of assets and liabilities and on tax net operating loss (NOL) carry forwards, using tax rates in effect. A valuation allowance for deferred income tax assets is provided for that portion which may not be realized.

Loss Per Share - Basic and diluted loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents are anti-dilutive.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and debt approximate fair value based on the short-term maturity of these instruments.

Stock Based Compensation - Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by SFAS 148, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation cost using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative as permitted. Pro forma information using the fair value method to record stock-based compensation cost follows:

	2005	2004
Net loss as reported	$(6,632,960)	$(6,358,472)
Stock-based employee compensation expense under the fair value method for all awards, net of income taxes	-	49,000
Pro forma net loss	$(6,632,960)	$(6,407,472)

Basic and diluted loss per share:
As reported	$(1.00)	$(1.31)
Pro forma	$(1.00)	$(1.38)

The Company has valued stock based compensation awards utilizing the Black-Scholes options pricing model using the following assumptions for 2004, respectively: risk free interest rate of 3.44%; volatility of 140%; estimated life of five years; and a zero dividend yield.

The average fair value of warrants granted in 2005 was $1.86. No options were granted in 2005. The average fair value of options and warrants granted in 2004 was $2.40 and $0.11 a share, respectively.

Product Development - Product development costs are charged to expense as incurred. Such costs were minimal for 2005 and 2004.

Intangible Assets - Intangible assets (which consist exclusively of marine propulsion patents, with finite useful lives) are stated at cost, less accumulated amortization. Amortization is based on the estimated useful lives of the assets.

Future estimate amortization expense follows: 2006 - $83,605; 2007 - $83,605; 2008 - $83,605; 2009 - $78,177 and thereafter $55,348.

Equipment - Equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the estimated lives of the assets which range from three to seven years.

Impairment of Long-lived Assets - Long-lived assets, including intangible assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Product Warranty - The Company currently extends a one-year onsite warranty on sales of its marine propulsion products. Warranty expense was minimal for 2005 and 2004. As of December 31, 2005, the Company is unaware of any significant potential warranty claims.

Recent Accounting Pronouncement - FAS No. 123R, Share-Based Payment, requires that a public entity measure the cost of the equity based service awards on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on current fair value. The fair value of those awards will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite period will be recognized as compensation cost over the period. The Company is required to adopt FAS No. 123R on January 1, 2006. The Company has not yet evaluated the likely effects on its financial statements.

3. ACCRUED PAYROLL AND PAYROLL TAXES

As of December 31, 2005, the Company had accrued payroll and unpaid payroll taxes of approximately $108,800 and accrued interest and penalties of $185,000 with respect to such taxes. The Company has received notice of delinquency from the U.S. Internal Revenue Service and believes that such notice could severely impact its operations or cause the Company to cease operations.

4. NOTES PAYABLE TO RELATED PARTIES AND INDIVIDUALS

The notes payable to related parties as of December 31, 2005 bear interest at 12% and were due January 31, 2006. The related parties consist of officers, directors, and stockholders or their affiliates. The due date of the notes payable to related parties has been extended to April 30, 2006. During 2005, maturity dates were similarly extended on related party borrowings. As of December 31, 2005, substantially all assets of the Company were pledged as collateral for notes payable to related parties in the principal amount of $950,000.

The notes payable to individuals are non-interest bearing and are due on demand.

5. REDEEMABLE SERIES A PREFERRED STOCK

At various dates from May 13, 2004 to December 23, 2004, the Company issued 2,360,000 shares of the Redeemable Series A Preferred Stock (the Redeemable Preferred) and warrants to purchase 4,720,000 shares of common stock. The warrants have an exercise price of $1.00 a share. Total cash proceeds from these transactions were $2,360,000 of which $1,570,550 was allocated to the Redeemable Preferred and $789,450 to the warrants. In connection with these issuances, the Company incurred costs of $791,622, including the issuance of warrants valued at $447,500 to purchase 250,000 shares of common stock. The Company allocated $593,717 of the transaction costs to the Redeemable Preferred and $197,906 to the warrants based on their relative fair values.

Also on May 13, 2004, the Company exchanged 621,474 shares of the Redeemable Preferred and warrants to purchase 621,474 shares of common stock to extinguish debt and accrued interest with a carrying value of $621,474. Management concluded that the fair value of the Redeemable Preferred and warrants issued approximated the carrying value of the extinguished debt and accrued interest. The Company allocated $481,642 to the Redeemable Preferred and $139,832 to warrants.

A beneficial conversion feature was attributable to certain of the above transactions since the fair value of the common stock on the date of commitment was in excess of the allocated value of the Redeemable Preferred. The beneficial conversion feature was limited to the allocated value of the Redeemable Preferred. The beneficial conversion feature was $1,829,792 and has been recorded as interest expense in 2004 since the Redeemable Preferred was convertible on the date of issuance.

The Redeemable Preferred is redeemable at the holders’ option on April 29, 2007 at $6.00 a share plus any accrued and unpaid dividends at $0.08 a share per year. The Redeemable Preferred A has a liquidation preference of $5.00 a share through April 29, 2006 and $6.00 a share to April 29, 2007 plus accrued and unpaid dividends. Each share of the Redeemable Preferred A is convertible at any time into one share of common stock by the holder. The Company can convert each share of the Redeemable Preferred A into one share of common stock at any time only after payment of the liquidation preference. The holders of the Redeemable Preferred A receive one vote for each share of common stock that the Redeemable Preferred A is convertible into. Further, the affirmative vote of at least 75% of the Redeemable Preferred A holders is required for certain transactions including the sale or liquidation of the Company, payment of dividends, repurchase or issuance of capital stock, issuance of indebtedness, and purchase of securities of another company. Each holder of Redeemable Preferred A has agreed to give Woodlaken LLC (Woodlaken) an irrevocable proxy to vote their shares for directors and other matters. As such, Woodlaken is able to elect a majority of the Company’s board of directors and exercise significant influence over all matters requiring stockholder approval.

The Company classifies the Redeemable Preferred A as a liability due to the mandatory redemption provision. The carrying value of the Redeemable Preferred is being accredited to the redemption date using the interest method.

Following is a summary of the changes in the Redeemable Preferred carrying amount:

	2005	2004
Balance at beginning of year	$2,563,519
Issuance for cash		$1,570,550
Exchange of common stock to extinguish obligation under Redeemable Preferred	(42,576)
Issuance in exchange for Series A Convertible Preferred Stock		89,600
Issuance for extinguishment of debt		481,642
Accretion and dividends	3,603,646	1,015,444
Allocated transaction costs:
Paid in cash		(258,092)
Paid with warrants		(335,625)
		(593,717)
Balance at end of year	$6,124,589	$2,563,519

6. INCOME TAXES

Components of deferred income tax assets (liabilities) as of December 31, 2005 follow:

Net operating loss carryovers	$5,766,748
Accrued expenses	114,583
Equipment and intangible assets	(40,567)
$5,840,764

Valuation allowance	$(5,840,764)

At December 31, 2005 the Company has available federal net operating loss carryovers of $14,800,000, which expire through the year 2024. As a result of certain changes in stock ownership the Company’s ability to utilize its net operating loss carryovers may be subject to limitation under Internal Revenue Code Section 382. The Company has not analyzed its net operating loss carryovers to determine the extent of any restriction on its ability to tilize them.

7. CAPITAL TRANSACTIONS

In February 2004, the Company issued 35,000 shares of Series A Convertible Preferred Stock and warrants to purchase 35,000 shares of common stock for $134,000 of cash and the extinguishment of debt with a carrying value of $6,000. In May 2004, the Series A Convertible Preferred Stock and warrants were exchanged for 140,000 shares of Series A Redeemable Preferred Stock valued at $89,600 and warrants valued at $50,400 to purchase 280,000 shares of common stock.

In February 2004, note holders converted convertible debt with a carrying value of $125,000 plus interest of $9,829 into 85,760 shares of common stock. Interest expense relating to the beneficial conversion feature on this note was $135,316.

During 2004, the Company extinguished debt with a carrying value of $63,000 with the payment of cash of $30,000 and the issuance of warrants valued at $5,401 to purchase 10,000 shares of common stock resulting in a gain on extinguishment of $27,599.

During 2004, the Company issued options valued at $1,304,887 to purchase 255,335 shares of common stock at $1.00 per share and 50,000 shares of common stock at $2.00 per share. These options were issued to extinguish previous obligations for compensation owed to former employees. The fair value of the options issued exceeded the accrued compensation resulting in an extinguishment loss of $1,199,552.

During 2004, warrants valued at $112,000 to purchase 150,000 shares of common stock at $2.00 a share and 50,000 shares of common stock at $3.15 a share were issued for services. The fair value of the services approximated the fair value of the warrants.

In 2005, 50,000 shares of the Redeemable Preferred were converted to 50,000 shares of common stock. In connection with this transaction, the Company recorded a $39,924 loss on extinguishment of debt which represented the difference between the carrying value of the Redeemable Preferred of $42,576 and the fair value of the common stock issued of $82,500.

In 2005, an aggregate of 518,016 shares of Series B Convertible Preferred Stock were issued to settle obligations owed to a professional service provider and certain vendors. The professional service provider is also a related party. The fair value of the shares issued approximated the carrying value of the previously accrued obligations for goods and services rendered of $518,016.

In 2005, 1,245,441 shares of common stock were issued to settle litigation. The fair value of the shares issued of $830,489 was charged to operations.

In 2005, an aggregate of 433,544 shares of common stock were issued to officers, directors and others. In addition, 300,000 shares of common stock will also be issued on January 1, 2006. The fair value of the shares issued and those to be issued as of December 31, 2005 of $142,700 has been charged to operations.

The Company’s Series B Convertible Preferred Stock may be converted at any time, at the option of the holder, into fully paid and non-assessable shares of common stock determined by a specified formula.

8. STOCK OPTION PLAN AND WARRANTS

The Company has a stock option plan for key employees, directors and consultants. All option grants are approved by the Board of Directors who also determine the number of options, the exercise price, and the vesting period. Options granted under the plan have exercise prices of not less than the fair market value of common stock on the grant date.

A summary of stock option activity follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2003	242,500	$2.00
Options granted:
To former employees for extinguishment of compensation obligation	305,335	1.16
To directors	100,000	0.55
To executives	200,000	0.55
	605,335	0.86
Outstanding at December 31, 2004	847,835	1.71

Options cancelled:
Compensation obligation	(80,000)	2.00
Directors	(200,000)	0.55
	(280,000)	0.96
Outstanding at December 31, 2005	567,835	$1.29

At December 31, 2005, 567,835 options with a weighted average exercise price of $1.29 were exercisable.

At December 31, 2004, 647,835 options with a weighted average exercise price of $1.38 were exercisable.

The following table summarizes the Company’s stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

Range of exercise prices	Number	Weighted average remaining life	Weighted average exercise price	Number	Weighted Average Exercise price
$.55 to $1.00	355,335	4.81	$0.87	355,335	$0.87
$2.00	212,500	1.29	$2.00	212,500	$2.00

A summary of warrant activity follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding and exercisable at December 31, 2003	225,792	$2.14

Warrants granted:
In connection with the issuance of preferred stock	5,621,509	1.00
Issued for services and to extinguish debt	460,000	1.26
Other	157,121	1.92
Outstanding and exercisable at December 31, 2004	6,464,387	$1.08

Warrants exercised and cancelled	(827,057)	1.12
Outstanding and exercisable at December 31, 2005	5,637,330	$1.06

At December 31, 2005, there are 9,830,006 shares of common stock reserved for future issuance upon the exercise of outstanding warrants and options and the conversion of outstanding Redeemable Preferred.

9. OTHER SUBSEQUENT EVENTS

On February 15, 2006, the Company completed a recapitalization of its Redeemable Preferred whereby each outstanding share and all accrued and unpaid dividends thereon were converted into five shares of common stock. At the time of the recapitalization, there were 3,071,474 shares of Redeemable Preferred outstanding. These shares were converted into 15,357,370 shares of common stock. As a result, the Company will report a noncash loss on the extinguishment of the Redeemable Preferred of approximately $5.5 million in the first quarter of 2006 for the excess of the fair value of the common stock issued ($12.4 million) in excess of the carrying value of the Redeemable Preferred.

In addition, from February 15, 2006 through March 3, 2006, warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share were exchanged by the warrant holders for an aggregate of 2,323,237 shares of common stock. The warrants were held by certain of the Company’s Redeemable Preferred stockholders.

The recapitalization described above will have a net positive impact on the deficiency in assets of approximately $6.8 million.

10. COMMITMENT AND CONTININGENCIES

On November 22, 2005, the Company entered into an agreement with Oliver Street Finance LLC (Oliver Street), pursuant to which Oliver Street will provide funding to the Company to prosecute the Company’s patent infringement action against Toyota Motor Corporation, Toyota Motor Sales U.S.A., Inc. and Toyota Motor Manufacturing North America (collectively, Toyota). Under the terms of the agreement, Oliver Street will pay all legal fees and out-of-pocket expenses billed by the Company’s special patent counsel in connection with the litigation against Toyota and approved by the Company in exchange for a portion of any recovery that the Company may receive from the litigation equal to the greater of 40% of the recovery or the actual amount of legal fees and expenses Oliver Street pays on the Company’s behalf. Expenses paid on behalf of the Company by Oliver Street in 2005 were $236,620. Such amount has been reflected in operations and additional paid-in capital. A director and shareholder of the Company is a principal owner of Oliver Street.

11. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant operating losses and used cash in its operating activities for several years. For the year of 2005, the Company had a net loss of $6,632,960 and used cash of $1,195,556 in operating activities. As of December 31, 2005, the Company has a working capital deficiency of $1,624,597 and a deficiency in assets of $7,353,621. These conditions raise substantial doubts about the Company’s ability to continue as a going concern.

Management is presently implementing a plan to broaden its market and product base and exploit its intellectual property that it expects will generate substantial profits and cash flow. As part of this plan, Management intends to grow its business through licensing of its proprietary and patented technologies and through the acquisition of businesses that fit its strategy. Management is identifying licensing opportunities that leverage its existing or acquired knowledge and provide substantial positive current financial impact while it also aggressively pursues infringers of its existing patents. Management is also identifying acquisition targets that augment its existing intellectual property, marketing channels and human resources and provide strong cash flow. Additionally, management is actively seeking additional sources of capital. There can be no assurance that management can successfully implement its business plan or raise sufficient capital. Without sufficient additional capital or long term debt and ultimately profitable operating results the Company will not be able to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

SOLOMON TECHNOLOGIES, INC.

8,396,178 Shares of Common Stock
OFFERED BY SELLING STOCKHOLDERS

PROSPECTUS

MAY ___, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant's bylaws provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law;

•	the registrant may indemnify its other officers, employees and consultants to the extent permitted by the Delaware General Corporation Law;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the distribution of the securities being requested, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$675.47
Printing	1,000.00
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	5,000.00
Transfer Agent and Registrar	2,000.00
Miscellaneous Fees and Expenses	5,000.00
Total	$23,675.47

All amounts other than the registration fee are estimates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During 2003

In February 2003, we sold 25,000 shares of common stock to one investor for cash at $2.00 per share.

In May 2003, we sold 24,000 shares of common stock to one investor for cash at $1.00 per share.

In May 2003, we sold 13,085 shares of common stock to seven investors for cash at $2.00 per share.

In May 2003, we sold $125,000 principal amount convertible notes and common stock purchase warrants to six investors for $125,000.

In June 2003, we issued 2,500 shares of common stock to two persons for cash at $2.00 per share.

In August 2003, we sold 92,500 shares of common stock to ten investors for cash at $2.00 per share.

The sales of securities for cash in 2003 listed above were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales solely to "accredited investors" in transactions by an issuer not involving a public offering.

On January 26, 2003, we issued 185,000 shares of common stock to two persons as payment for past services valued at $2.00 per share. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to "accredited investors" in a transaction not involving a public offering.

On January 26, 2003, we issued 50,000 shares of common stock to one person for services valued at $2.00 per share. The sale of these securities was determined to be exempt from registration under Rule 701 under the Securities Act.

On June 23, 2003, we issued 37,500 shares of common stock to two persons as payment for past services valued at $75,000. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. During the fourth quarter of 2003, we canceled 12,500 of these shares.

On June 23, 2003, we issued 1,000,000 shares of common stock to David E. Tether as payment for the acquisition of certain intellectual property rights valued at $2,000,000. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an "accredited investor" in a transaction not involving a public offering.

On June 23, 2003, we issued 25,000 shares of common stock to one person for services valued at $2.00 per share. The sale of these securities was determined to be exempt from registration under Rule 701 under the Securities Act.

On June 23, 2003, we issued 663,089 shares of common stock and a warrant to purchase up to 132,618 shares of common stock to Cytation Corporation for consulting services to us. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Regulation D thereunder as a transaction by an issuer not involving a public offering.

In August 2003, as partial consideration for their past contributions to our company and to encourage their continued service, we issued to certain of our officers, directors and employees an aggregate of 242,500 stock options under our 2003 Stock Option Plan. The options are exercisable at $2.00 per shares and expire in August 2006. These options included an option granted to David E. Tether to purchase 115,000 shares of our common stock. All of the options were issued pursuant to the exemptions provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. We registered our 2003 Stock Option Plan on Form S-8 on October 22, 2004.

On December 12, 2003, we renegotiated a convertible note issued to Pinetree (Barbados), Inc. The $572,490.22 principal amount note was convertible into shares of the registrant's common stock at $1.4635 per share. The registrant also issued Pinetree a warrant to purchase 50,000 shares of common stock at $1.00 per share for five years commencing 46 days after the registrant's common stock begins trading. The sale of the note and warrant was to a non-U.S. resident in a transaction exempt from registration under Regulation S under the Securities Act.

During 2004

On January 26, 2004, we issued promissory notes in the principal amount of $26,000 and warrants to purchase 26,000 shares of common stock to four investors for an aggregate of $26,000 in cash. The notes bore interest at 15% and were due on the earlier of June 24, 2004 or when we raised $1,000,000 from the sale of our securities. The warrants have an exercise price of $4.00 per share and expire January 26, 2009. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

In February 2004, we issued 35,000 shares of Series A Preferred Stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. The consideration received was $134,000 in cash and the surrender by one of the investors of our promissory note in the principal amount of $6,000. The warrants had an exercise price of $4.00 per share and were to expire January 26, 2009. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee of $11,900.

In February 2004 we issued to a yacht dealer a warrant to purchase 150,000 shares of our common stock for a release of an exclusivity arrangement between our company and the dealer and for the dealer to assist us in marketing our products. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Regulation D thereunder as a transaction by an issuer not involving a public offering.

In April 2004, we issued 621,474 shares of Series A Preferred Stock and warrants to purchase 621,474 shares of common stock to Pinetree (Barbados) Inc. in exchange for, and in full satisfaction of, the Pinetree convertible note. At the time of the exchange, the principal and accrued interest was $621,474. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

In April 2004, we issued 140,000 shares of Series A Preferred Stock and warrants to purchase 280,000 shares of common stock to the five investors in the February 2004 Series A Preferred Stock private placement in return for their surrender of their old Series A Preferred Stock and warrants for new Series A Preferred Stock and warrants. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

In April and May 2004, we sold 1,745,000 shares of Series A Preferred Stock and warrants to purchase 3,490,000 shares of common stock to 23 investors for $1,745,000. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee equal to 8.5% of the gross proceeds of offering and a warrant to purchase 250,000 shares of common stock at $0.33 per share that expires March 3, 2014.

On November 5, 2004, we sold an aggregate of 390,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of 780,000 shares of common stock to five investors for $1.00 per unit in the initial closing of a second private placement of our Series A Preferred Stock and warrants. We sold an aggregate of an additional 225,000 shares of Series A Preferred Stock and warrants to purchase an additional 450,000 shares of common stock to two investors in a second closing of the private placement on December 23, 2004. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales solely to "accredited investors" in transactions by an issuer not involving a public offering. The securities were placed by First Dunbar Securities Corporation, who received a cash placement agent fee of $52,275, which was equal to 8.5% of the gross proceeds of the offering.

In April 2004, we settled with various employees to accept a significant reduction in the amount of back pay owing to them. We reduced the amount we were obligated to pay such employees by an aggregate of approximately $361,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase an aggregate of 305,335 shares of our common stock. The options, which were granted under our 2003 Stock Option Plan, are exercisable at $1.00-$2.00 per share and terminate on April 14, 2009.

On July 21, 2004, our board of directors authorized the grant of options for 25,000 shares of our common stock under our 2003 Stock Option Plan to each of our four non-employee directors as partial compensation for their services in 2004. We issued these options on October 20, 2004. The options were vested in full upon grant, have a ten year term and are exercisable at a price of $0.55 per share, the market value of our common stock on the date of grant.

Also on July 21, 2004, our board of directors authorized the grant of options for 100,000 shares of our common stock under the 2003 Stock Option Plan to each of Peter W. DeVecchis, Jr., our President, and David E. Tether, our Chief Technology Officer. We issued these options on October 20, 2004. The options have a ten year term and are exercisable at a price of $0.55 per share. Vesting of the options was contingent on the satisfaction of certain performance criteria by December 31, 2004. These options expired unexercised on January 1, 2005 when the performance criteria were not met.

On October 31, 2004, we issued warrants to purchase 10,000 shares of our common stock at a price of $4.00 per share to the Charles County EDC in satisfaction of certain obligations we owed to the Charles County EDC. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

All of the foregoing options were issued pursuant to the exemptions provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. We registered our 2003 Stock Option Plan on Form S-8 on October 22, 2004.

On December 28, 2004, we issued warrants to purchase 50,000 shares of our common stock at a price of $3.15 per share to Investor Awareness, Inc. in consideration for services provided pursuant to a Consulting Agreement dated December 26, 2004. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During 2005

On January 14, 2005, we issued 106,078 shares of common stock upon exercise of warrants to purchase 125,000 shares of our common stock on a cashless basis to the placement agent for our April-May 2004 private placement. On January 28, 2005, we issued 51,526 shares of our common stock upon exercise of a warrant to purchase 100,000 shares of our common stock on a cashless basis to an investor from our April-May 2004 private placement. On January 26, 2005, we issued 100,690 shares of our common stock to a second investor in our April-May 2004 private placement who (i) converted 50,000 shares of our Series A Preferred Stock and (ii) exercised a warrant to purchase 100,000 shares of our common stock on a cashless basis. On March 14, 2005, we issued 12,617 shares of our common stock upon exercise of a warrant to purchase 25,000 shares of our common stock on a cashless basis to a third investor from our April-May 2004 private placement. The transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

We issued 50,000 shares to two investors in consideration for past services on April 4, 2005. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as sales by an issuer to “accredited investors” in transactions not involving a public offering.

On May 18, 2005, we issued and sold an aggregate of 330,000 shares of common stock to Charles Shannon and Mr. Shannon’s counsel, Mark J. Hardcastle. The shares were issued in settlement of a legal claim brought against us by Mr. Shannon. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 25, 2005, we granted an aggregate of 450,000 shares of common stock to our president, Peter W. DeVecchis, Jr., our chief financial officer, Sam Occhipinti, and our directors, Jonathan Betts, Michael D’Amelio and Gary M. Laskowski. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 26, 2005, we issued and sold an aggregate of 105,000 shares of common stock to James T. Kirk, John R. Mikach and Barry DeGroot, designees of Homewood Products Corporation, in settlement of amounts owed by us to Homewood pursuant to a manufacturing agreement between the Company and Homewood dated August 25, 2003. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 26, 2005, we issued and sold an aggregate of 775,000 shares of common stock to Anita Ann Poyas, Donald H. Poyas, Michael V. Poyas and Mark J. Hardcastle, counsel to Anita, Donald and Michael Poyas. The shares were issued in settlement of a legal claim brought against us by Anita, Donald and Michael Poyas. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On June 2, 2005, we issued and sold 7,800 shares of common stock to Robert Kaper and 10,000 shares of common stock to Investor Awareness, Inc. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Kaper and Investor Awareness, Inc. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On June 9, 2005, we issued and sold 2,641 shares of common stock to John Iacobelli. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Iacobelli. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 27, 2005, we issued and sold 15,000 shares of common stock to Hugh Murray. These shares were issued in settlement of indebtedness arising from services rendered to us by Mr. Murray. The sale of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On June 30, 2005, we issued 82,778 shares of common stock upon exercise of warrants to purchase 125,000 shares of our common stock on a cashless basis to the placement agent for our April-May 2004 private placement. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in transactions not involving a public offering.

On August 5, 2005, we issued and sold 200,000 shares of Series B Preferred Stock to Davis & Gilbert LLP. These shares were issued in settlement of $200,000 of indebtedness arising from services rendered to us by Davis & Gilbert LLP. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 8, 2005, we granted 125,000 shares of common stock to our director Jonathan Betts. These shares of common stock were granted in partial consideration for Mr. Bett’s past contributions to the Company and to encourage his continued service to the Company. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 9, 2005, we issued and sold 318,016 shares of Series B Preferred Stock to Medusa Management LLC. Medusa was assigned $318,016 of indebtedness of the Company from certain vendors of the Company. These shares were issued in settlement of that indebtedness. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 9, 2005, we granted 1,754 shares of common stock to our former director David Lindahl. These shares of common stock were granted in lieu of money owed for Mr. Lindahl’s attendance at a Board of Director’s meeting of the Company. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 19, 2005, we issued 50,000 shares of common stock to Davis & Gilbert LLP upon conversion of 24,150 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On August 22, 2005, we issued 213,129 shares of common stock to Medusa Management LLC upon conversion of 100,00 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On September 9, 2005, we issued 325,716 shares of common stock to Davis & Gilbert LLP upon conversion of 121,492 shares of common stock of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On September 14, 2005, we granted an aggregate of 26,000 shares of common stock to three of our employees and one of our consultants. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On December 7, 2005, we issued 276,881 shares of common stock to Medusa Management LLC upon conversion of 98,016 shares of Series B preferred stock. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On December 16, 2005, we issued 25,000 shares of common stock to Pinetree (Barbados), Inc. pursuant to an agreement entered into between Pinetree and us dated December 16, 2005, whereby Pinetree agreed to exchange a warrant to purchase 50,000 shares of common stock for the 25,000 shares of common stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

On December 16, 2005, we issued 77,849 shares of common stock to Cytation Corporation pursuant to an agreement entered into between Cytation and us dated December 16, 2005, whereby Cytation agreed to exchange a warrant to purchase 233,546 shares of common stock for the 77,849 shares of common stock.

On December 16, 2005, we issued 7,006 shares of common stock to Fred Halbig pursuant to an agreement entered into between Mr. Halbig and us dated December 16, 2005, whereby Mr. Halbig agreed to exchange a warrant to purchase 21,018 shares of common stock for the 7,006 shares of common stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

On December 28, 2005, we issued 301,988 shares of common stock to Davis & Gilbert LLP. The shares were issued in connection with Davis & Gilbert LLP’s conversion of 54,358 shares of Series B preferred stock. In exchange for Davis & Gilbert LLP’s agreement to convert the shares of Series B preferred stock in accordance with the terms of the Series B preferred stock, we agreed to issue to Davis & Gilbert LLP additional shares of common stock equal to the number of shares issued upon conversion of the Series B preferred stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to “accredited investors” in a transaction not involving a public offering.

During 2006

On January 1, 2006, we granted 150,000 shares of common stock each to two of our directors, Duane Crisco and David Parcells. These shares of common stock were granted in partial consideration for each person’s past contributions to the Company and to encourage their continued service to the Company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On January 23, 2006, we issued a warrant to purchase 100,000 shares of our common stock at a price of $0.40 per share to Crescent Communications in consideration for services to be provided pursuant to a Engagement Letter dated December 1, 2005. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On January 27, 2006, we issued and sold 163,488 shares of common stock to John S. Brock Limited. These shares were issued in settlement of indebtedness arising from two promissory notes issued by us to John S. Brock Limited. The sale of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On February 15, 2006, we completed a recapitalization of our Series A preferred stock whereby each outstanding share of Series A preferred stock and all accrued and unpaid dividends thereon were converted into five shares of common stock. In addition, on February 15, 2006, we exchanged warrants to purchase an aggregate of 4,646,474 shares of common stock at an exercise price of $1.00 per share for an aggregate of 2,323,237 shares of common stock and on March 3, 2006, we exchanged warrants to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.00 per share for an aggregate of 375,000 shares of common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this recapitalization and warrant exchange. The recapitalization and warrant exchange offer were effected on the basis of an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

On March 13, 2006, we issued 175,439 shares of common stock to Medusa Management LLC. The shares were issued in connection with Medusa’s conversion of 120,000 shares of Series B preferred stock. In exchange for Medusa’s agreement to convert the shares of Series B preferred stock in accordance with the terms of the Series B preferred stock, we agreed to issue to Medusa additional shares of common stock equal to 50% of the number of shares issued upon conversion of the Series B preferred stock. The transaction was deemed to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a sale by an issuer to an “accredited investor” in a transaction not involving a public offering.

On March 15, 2006, we issued and sold an aggregate of 235,856 shares of common stock to the holders of certain promissory notes. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the promissory notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of our common stock as of March 14, 2006. The remaining 142,500 shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On March 28, 2006, we granted 25,000 shares to Sam Occhipinti, our chief financial officer, and 10,000 shares to a consultant. These shares of common stock were granted in partial consideration for each person’s past contributions to our company and to encourage their continued service to our company. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 3, 2006, we issued and sold an aggregate of 124,700 shares of common stock to the holders of certain promissory notes. These shares were issued to the noteholders as an inducement to each noteholder agreeing to extend the promissory notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

On May 8, 2006, in connection with the execution of a letter of intent to acquire Power Solutions, Inc., we issued and sold 100,000 shares of common stock to each of Myron Koslow and the Norman S. and Marian B. Berkowitz Revocable Trust. These shares were issued in consideration of Power Solutions, Inc.’s agreement to enter into the letter of intent. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

On May 8, 2006, we issued and sold 10,000 shares of common stock to Floyd E. Johnson. These shares were issued in settlement of $22,265.00 of indebtedness arising from services rendered to us by FEJ Consulting. The sale of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Solomon Technologies, Inc., a Maryland corporation and Solomon Technologies, Inc., a Delaware corporation dated June 19, 2003 (1)
2.2	Agreement and Plan of Merger and Reorganization by and between Solomon Technologies, Inc., TCI Acquisition Corporation and Town Creek Industries, Inc., dated September 16, 2001 (1)
3.1	Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (5)
3.3	Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (5)
3.4	Amendment to Certificate of Incorporation (6)
3.5	Amendment to Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (7)
3.6	Certificate of Elimination (15)
4.1	Specimen Common Stock Certificate (3)
5.1	Legal Opinion of Davis & Gilbert LLP*
10.1	Form of Bridge Convertible Note (1)
10.2	Form of Bridge Warrant (1)
10.3	Consulting Agreement by and between Solomon Technologies, Inc. and Cytation Corporation (1)
10.4	Form of Common Stock Purchase Warrant issued to Cytation Corporation (1)
10.5	2003 Stock Option Plan (6)
10.6	Agreement by and between Homewood Products Corporation and Solomon Technologies, Inc. dated August 25, 2003 (1)
10.7	Convertible Promissory Note issued to Pinetree (Barbados), Inc. dated July 31, 2003 (1)
10.8	Memorandum of Understanding by and between Pinetree (Barbados), Inc. and Solomon Technologies, Inc., et al, dated July 31, 2003 (1)
10.9	General Release by and between Pinetree Capital Corp. and Solomon Technologies, Inc., et al, dated July 31, 2003 (1)
10.10	Convertible Note Security Agreement by and between Pinetree (Barbados), Inc. and Solomon Technologies, Inc. dated July 31, 2003 (1)
10.11	Security Agreement by and between Pinetree (Barbados), Inc. and Town Creek Industries, Inc. dated July 31, 2003 (1)
10.12	Non-Disclosure Agreement by and between Pinetree (Barbados), Inc. and Solomon Technologies, Inc. dated July 31, 2003 (1)
10.13	Non-Disclosure Agreement by and between Pinetree (Barbados), Inc. and Town Creek Industries, Inc. dated July 31, 2003 (1)
10.14	Lease Agreement dated August 26, 2003 by and between Mary Lynne Hawkins and Solomon Technologies, Inc. (2)
10.15	Lease Agreement dated August 1, 2002 by and between D&M Rental Company and Solomon Technologies, Inc. (3)

10.16	Form of Lock-Up Agreement (4)
10.17	Agreement by and among Solomon Technologies, Inc., Town Creek Industries, Inc. and Pinetree (Barbados), Inc. dated December 12, 2003 (3)
10.18	Common Stock Purchase Warrant issued to Pinetree (Barbados), Inc. dated December 12, 2003 (3)
10.19	Registration Rights Agreement by and between Solomon Technologies, Inc. and Pinetree (Barbados), Inc. dated December 12, 2003 (3)
10.20	Securities Purchase Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC, et al, dated April 15, 2004 (5)
10.21	Form of Common Stock Purchase Warrant (5)
10.22	General Release of All Claims dated April 30, 2004 by and among Pinetree (Barbados) Inc., Solomon Technologies, Inc. and Town Creek Industries, Inc. (5)
10.23	Form of Registration Rights Agreement by and among by and among Solomon Technologies, Inc., Woodlaken, LLC, et al, dated April 30, 2004 (5)
10.24	Stockholders’ Agreement by and among by and among Solomon Technologies, Inc., Woodlaken, LLC, David E. Tether, et al, dated April 30, 2004 (5)
10.25	Form of Irrevocable Proxy (5)
10.26	Placement Agent Agreement by and between Solomon Technologies, Inc. and First Dunbar Securities Corporation dated March 12, 2004 (5)
10.27	Employment Agreement by and between Solomon Technologies, Inc. and David E. Tether (8)
10.28	Employment Agreement by and between Solomon Technologies, Inc. and Peter DeVecchis (8)
10.29	Purchase Agreement dated as of June 19, 2004 among David E. Tether and Solomon Technologies, Inc. (9)
10.30	Placement Agent Agreement by and between Solomon Technologies, Inc. and First Dunbar Securities Corporation dated August 2, 2004 (9)
10.31	Amendment to Consulting Agreement with Cytation Corporation, dated as of October 20, 2004 (9)
10.32	Dealership Agreement with Nautique Propulsion Systems (9)
10.33	Termination and General Release by and between D&M Rental Company and Solomon Technologies, Inc. (9)
10.34	Senior Secured Promissory Note issued to Woodlaken, LLC (10)
10.35	Security Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC and Jezebel Management Corporation dated March 7, 2005, as amended as of March 16, 2005 (10)
10.36	Senior Secured Promissory Note issued to Jezebel Management Corporation dated March 16, 2005 (10)
10.37	Senior Secured Promissory Note issued to Pinetree (Barbados) Inc. dated April 1, 2005 (11)
10.38	Senior Secured Promissory Note issued to Woodlaken, LLC dated April 1, 2005 (11)
10.39	Joinder Agreement by and between Solomon Technologies, Inc. and Pinetree (Barbados) Inc. dated April 1, 2005 (11)
10.40	Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC, Jezebel Management Corporation and Pinetree (Barbados) Inc. dated April 5, 2005 (11)
10.41	Senior Secured Promissory Note issued to Jezebel Management Corporation dated April 18, 2005 (11)
10.42	Senior Secured Promissory Note issued to Coady Family LLC dated May 25, 2005 (12)
10.43	Joinder Agreement by and between Solomon Technologies, Inc. and Coady Family LLC dated May 25, 2005 (12)
10.44	Note Extension Agreement dated July 14, 2005, among Solomon Technologies, Inc., Woodlaken, LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (12)
10.45	Senior Secured Promissory Note issued to Jezebel Management Corporation dated July 8, 2005(12)
10.46	Note Extension Agreement dated August 14, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (13)
10.47	Senior Secured Promissory Note issued to Jezebel Management Corporation dated August 16, 2005 (13)
10.48	Note Extension Agreement dated September 15, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (13)
10.49	Senior Secured Promissory Note issued to Jezebel Management Corporation dated September 15, 2005 (13)
10.50	Note Extension Agreement dated October 26, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC (13)
10.51	Note Extension Agreement dated November 17, 2005, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC**
10.52	Senior Secured Promissory Note issued to Jezebel Management Corporation dated November 18, 2005**

10.53	Senior Secured Promissory Note issued to Pinetree (Barbados) Inc. dated November 18, 2005**
10.54	Agreement dated November 18, 2005 between Solomon Technologies, Inc. and Oliver Street Funding LLC (14)
10.55	Note Extension Agreement dated March 15, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC*
10.56	Senior Secured Promissory Note issued to F. Jay Leonard dated March 20, 2006 (16)
10.57	Joinder Agreement by and between Solomon Technologies, Inc. and F. Jay Leonard dated March 20, 2006 (16)
10.58	Senior Secured Promissory Note issued to Woodlaken LLC dated March 31, 2006 (16)
10.59	Senior Secured Promissory Note issued to Peter and Barbara Carpenter dated April 7, 2006*
10.60	Joinder Agreement by and between Solomon Technologies, Inc. and Peter and Barbara Carpenter dated April 7, 2006*
10.61	Senior Secured Promissory Note issued to Pascal Partners, LLC dated April 10, 2006*
10.62	Joinder Agreement by and between Solomon Technologies, Inc. and Pascal Partners, LLC dated April 10, 2006*
10.63
Note Extension Agreement dated as of April 28, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter and Pascal Partners, LLC*

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Davis & Gilbert LLP (included in Exhibit 5.1)
99.1	Transfer, Assignment and Assumption Agreement dated as of April 4, 2006 by and among Woodlaken LLC and Peter and Barbara Carpenter*
99.2	Transfer, Assignment and Assumption Agreement dated as of April 10, 2006 by and among Woodlaken LLC and Pascal Partners, LLC*

*Filed herewith.
** Previously filed.

(1)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-108977, filed on September 19, 2003.
(2)	Incorporated by reference from the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-108977, filed on November 12, 2003.
(3)	Incorporated by reference from the Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-108977, filed on December 19, 2003.
(4)	Incorporated by reference from the Annual Report on Form 10-KSB filed on April 14, 2004.
(5)	Incorporated by reference from the Current Report on Form 8-K filed on May 14, 2004.
(6)	Incorporated by reference from the Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2004.
(7)	Incorporated by reference from the Current Report on Form 8-K filed on November 9, 2004.
(8)	Incorporated by reference from the Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-10877, filed on June 30, 2004.
(9)	Incorporated by reference from the Registration Statement on Form SB-2, File No. 333-121723, filed on December 29, 2004.
(10)	Incorporated by reference from the Annual Report on Form 10-KSB filed on March 31, 2005.
(11)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on May 16, 2005.
(12)	Incorporated by reference from the Registration Statement on Form SB-2, SEC File No. 333-125727.
(13)	Incorporated by reference from the Quarterly Report on Form 10-QSB filed on November 14, 2005.
(14)	Incorporated by reference from the Current Report on Form 8-K filed on November 23, 2005.
(15)	Incorporated by reference from the Current Report on Form 8-K filed on April 10, 2006.
(16)	Incorporated by reference from the Annual Report on Form 10-KSB filed on March 31, 2006.

ITEM 28. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No.1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarpon Springs in the State of Florida on May 10, 2006.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter W. DeVecchis, Jr. Peter W. DeVecchis, Jr.	President (Principal Executive Officer)	May 10, 2006

/s/ Sam Occhipinti Sam Occhipinti	Sam Occhipinti (Principal Financial and Accounting Officer)	May 9, 2006

/s/ Jonathan Betts Jonathan Betts	Director	May 10, 2006

/s/ Duane Crisco Duane Crisco	Director	May 10, 2006

/s/ Michael D’Amelio Michael D’Amelio	Director	May 9, 2006

/s/ Gary M. Laskowski Gary M. Laskowski	Director	May 9, 2006

/s/ David Parcells David Parcells	Director	May 10, 2006

EXHIBIT INDEX

Exhibit No.	Description
5.1	Legal Opinion of Davis & Gilbert LLP
10.55	Note Extension Agreement dated March 15, 2006, among the Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc. and Coady Family LLC
10.59	Senior Secured Promissory Note issued to Peter and Barbara Carpenter dated April 7, 2006
10.60	Joinder Agreement by and between Solomon Technologies, Inc. and Peter and Barbara Carpenter dated April 7, 2006
10.61	Senior Secured Promissory Note issued to Pascal Partners, LLC dated April 10, 2006
10.62	Joinder Agreement by and between Solomon Technologies, Inc. and Pascal Partners, LLC dated April 10, 2006
10.63
Note Extension Agreement dated as of April 28, 2006, among Solomon Technologies, Inc., Woodlaken LLC, Jezebel Management Corporation, Pinetree (Barbados), Inc., Coady Family LLC, F. Jay Leonard, Peter and Barbara Carpenter and Pascal Partners, LLC

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm
99.1	Transfer, Assignment and Assumption Agreement dated as of April 4, 2006 by and among Woodlaken LLC and Peter and Barbara Carpenter
99.2	Transfer, Assignment and Assumption Agreement dated as of April 10, 2006 by and among Woodlaken LLC and Pascal Partners, LLC